UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

INSPERITY, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Paul J. Sarvadi
Chairman of the Board
and Chief Executive Officer

April 28, 2017
Dear Fellow Stockholders:
On behalf of your Board of Directors and management, I am pleased to invite you to attend the Annual Meeting of Stockholders of Insperity, Inc. to be held in the Auditorium of Centre I of our Corporate Headquarters located at 19001 Crescent Springs Drive, Kingwood, Texas 77339, on June 16, 2017, at 10:00 a.m. Houston, Texas time.
Please carefully consider the information in the enclosed proxy statement regarding the proposals to be presented at the meeting. Our annual report on Form 10-K for the year ended December 31, 2016 is also enclosed.
It is important that your shares are represented at the meeting. Whether or not you plan to attend the meeting, please submit your proxy via the Internet or telephone or by completing and returning the enclosed proxy card or voting instruction card in the envelope provided. You may also attend and vote at the meeting by following the procedures that we have described in the proxy statement.
Thank you for your continued support and investment in our business. We look forward to seeing you at the meeting.
Sincerely,
/s/ Paul J. Sarvadi
Paul J. Sarvadi
Chairman of the Board and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF INSPERITY, INC.
Date:    June 16, 2017
Time:    10:00 a.m. Houston, Texas time

Place:	The Auditorium in Centre I of our corporate headquarters at 19001 Crescent Springs Drive, Kingwood, Texas 77339
At the meeting, stockholders will consider and act upon the following matters:

1.	To elect three nominees to the Board of Directors;

2.	To cast an advisory vote to approve executive compensation (“say-on-pay” vote);

3.	To cast an advisory vote on the frequency of holding the advisory vote on executive compensation;

4.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017; and

5.	To approve the Amended and Restated 2012 Incentive Plan.
Important Notice Regarding the Availability of Proxy Materials: A full set of all proxy materials for the Annual Meeting of Stockholders to be held on June 16, 2017 is enclosed with this Notice. Additionally, the Company’s proxy statement, most recent annual report on Form 10-K, and other proxy materials are available at www.insperity.com/annualmeeting.
Only stockholders of record at the close of business on April 24, 2017 are entitled to notice of, and to vote at, the meeting.

It is important that your shares be represented at the Annual Meeting of Stockholders regardless of whether you plan to attend. Therefore, please submit your proxy via the Internet or telephone or by completing and returning the enclosed proxy card or voting instruction card. If you are present at the meeting, and wish to do so, you may revoke the proxy and vote in person.

By Order of the Board of Directors
/s/ Daniel D. Herink
Daniel D. Herink
Senior Vice President of Legal,
General Counsel and Secretary
April 28, 2017
Kingwood, Texas

INSPERITY, INC.
PROXY STATEMENT
Solicitation
The accompanying proxy is solicited by the Board of Directors, or Board, of Insperity, Inc., a Delaware corporation, for use at the 2017 Annual Meeting of Stockholders to be held on June 16, 2017, and at any reconvened meeting after an adjournment thereof. The 2017 Annual Meeting of Stockholders will be held at 10:00 a.m. (Houston, Texas time), in the Auditorium in Centre I of our corporate headquarters at 19001 Crescent Springs Drive, Kingwood, Texas 77339.
Voting Information
If your name is registered on our stockholder records as the owner of the shares, then you are the “stockholder of record” and you may vote in one of four ways:

•	by attending the meeting and voting in person;
•	by mail by signing, dating and returning your proxy in the envelope provided;
•	via the Internet at the address listed on your proxy card; or
•	by telephone using the toll-free number listed on your proxy card.
If your shares are held by a bank, broker or other custodian (commonly referred to as shares held “in street name”), the availability of telephone and Internet voting will depend on the processes of your custodian. Therefore, if your shares are held in street name, we recommend that you follow the voting instructions on the form that you receive from your custodian. If your shares are held in street name and you do not give your custodian direction on how to vote your shares, then your custodian will not have discretion to vote your shares on matters presented at the meeting, other than Proposal 4. If you hold your shares in street name through a custodian, you are invited to attend the 2017 Annual Meeting of Stockholders, but you must obtain a signed proxy from your custodian in order to vote in person.
For stockholders of record, if you either return your signed proxy or submit your proxy using the Internet or telephone procedures available to you, your shares will be voted as you direct. If you properly execute and return the proxy without indicating a voting direction, then your shares will be voted FOR the election as directors of the nominees listed herein, FOR Proposal 2, FOR an advisory vote to approve the Company’s executive compensation every 1 YEAR on Proposal 3, and FOR Proposals 4 and 5. In addition, the proxy confers discretionary authority to the persons named in the proxy authorizing those persons to vote, in their discretion, on any other matters properly presented at the 2017 Annual Meeting of Stockholders. The Board is not currently aware of any such other matters.
If you are a stockholder of record, you may change or revoke your vote by timely: (1) submitting written notice of revocation to the Secretary of the Company at the address for our corporate headquarters, provided above; (2) submitting another proxy card that is properly signed and later dated; (3) submitting a proxy again on the Internet or by telephone; or (4) voting in person at the 2017 Annual Meeting of Stockholders. If you hold your shares in street name, you may change or revoke your vote by timely (1) submitting new instructions in the manner provided by your custodian or (2) contacting your custodian to obtain a proxy to vote in person at the meeting.
We pay the expense of preparing, printing and mailing proxy materials to our stockholders. In addition to solicitation by mail, our officers or employees (none of whom will receive additional compensation) may solicit the return of proxies by telephone, email or personal interview. We will also reimburse brokerage houses and other nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of our common stock.
The approximate date on which this proxy statement and the accompanying proxy card will first be sent to stockholders is May 12, 2017.
At the close of business on April 24, 2017, the record date for the determination of stockholders entitled to receive notice of, and to vote at, the 2017 Annual Meeting of Stockholders or any reconvened meeting after an adjournment thereof, 21,069,303 shares of our common stock, par value $0.01 per share, were outstanding. Each share of our

Insperity | 2017 Proxy Statement	1

common stock is entitled to one vote upon each of the matters to be voted on at the 2017 Annual Meeting of Stockholders. The presence, in person or by proxy, of a majority of the outstanding shares of our common stock is required for a quorum. If a quorum is present at the meeting, under our Bylaws, action on a matter or to elect director nominees shall be approved if the votes cast in favor of the matter or nominee exceed the votes cast opposing the matter or such nominee, as applicable.
In determining the number of votes cast, shares abstaining from voting or not voted on a matter will not be treated as votes cast. Accordingly, although proxies containing broker non-votes (which result when a broker holding shares for a beneficial owner has not received timely voting instructions on certain matters from such beneficial owner and when the broker does not otherwise have discretionary power to vote on a particular matter) are considered “shares present” in determining whether there is a quorum present at the 2017 Annual Meeting of Stockholders, they are not treated as votes cast with respect to the election of directors, and thus will not affect the outcome of the voting on the election of directors or any of the other proposals on non-routine matters to be voted on at the 2017 Annual Meeting of Stockholders.
SECURITY OWNERSHIP
The following table sets forth the number and the percentage of shares of our common stock that were beneficially owned as of April 24, 2017 by: (1) each person known by us to beneficially own 5% or more of our common stock; (2) all current directors and persons nominated to become directors; (3) each of our executive officers identified in the Summary Compensation Table; and (4) all of our directors, director nominees and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership[1]		Percent of Class
Michael W. Brown	9,541		*
Timothy T. Clifford	1,026		*
Peter A. Feld	665,041	[2]	3.16%
Carol R. Kaufman	11,835		*
Michelle McKenna-Doyle	965		*
John M. Morphy	1,007		*
Richard G. Rawson	568,895	[3]	2.70%
Paul J. Sarvadi	1,478,357	[4]	7.02%
Norman R. Sorensen	3,854		*
Austin P. Young	22,250		*
A. Steve Arizpe	97,307	[5]	*
Jay E. Mincks	35,174		*
Douglas S. Sharp	16,402		*
Starboard Value LP	660,000	[6]	3.13%
BlackRock Fund Advisors	2,322,575	[7]	11.02%
The Vanguard Group, Inc.	2,125,987	[8]	10.09%
Executive Officers and Directors as a Group (14 Persons)	2,933,668		13.92%
_________________________

*	Represents less than 1%.

[1]
Except as otherwise indicated, each of the stockholders has sole voting and investment power with respect to the securities shown to be owned by such stockholder. The address for each officer and director is in care of Insperity, Inc., 19001 Crescent Springs Drive, Kingwood, Texas 77339-3802.

The number of shares of our common stock beneficially owned by each person includes options exercisable on April 24, 2017, or within 60 days after April 24, 2017, and unvested shares of restricted stock as of April 24, 2017. Each owner of restricted stock has the right to vote his or her shares but may not transfer them until they have vested.

2	Insperity | 2017 Proxy Statement

Name of Beneficial Owner	Options		Unvested Restricted Stock
	Exercisable	Not Exercisable
Michael W. Brown	—	—	—
Timothy T. Clifford	—	—	1,026
Peter A. Feld	—	—	965
Carol R. Kaufman	—	—	—
Michelle McKenna-Doyle	—	—	965
John M. Morphy	—	—	1,007
Norman R. Sorensen	—	—	965
Austin P. Young	7,813	—	—
A. Steve Arizpe	—	—	15,562
Jay E. Mincks	—	—	15,562
Richard G. Rawson	—	—	15,562
Paul J. Sarvadi	—	—	28,634
Douglas S. Sharp	—	—	11,769

[2]	Based on a Form 4 filed with the Securities and Exchange Commission (“SEC”) on April 3, 2017. See footnote 6 below for further information.

[3]
Includes 234,925 shares owned by the RDKB Rawson LP, 200,877 shares owned by the R&D Rawson LP, and 350 shares owned by Dawn M. Rawson (spouse). Mr. Rawson shares voting and investment power over all such shares with his wife, except for 350 shares owned by his wife.

[4]
Includes 795,396 shares owned by Our Ship Limited Partnership, Ltd., 411,069 shares owned by the Sarvadi Children’s Limited Partnership, 16,651 shares owned by Paul J. Sarvadi and Vicki D. Sarvadi (spouse), JT WROS and 19,644 shares owned by six education trusts established for the benefit of the children of Paul J. Sarvadi. Mr. Sarvadi shares voting and investment power over all such shares with his spouse. Also includes 100,000 shares pledged to banks as collateral for loans. The Board determined the amount of shares pledged by Mr. Sarvadi was insignificant under our pledging policy (see “Corporate Governance — Prohibition on Hedging and Pledging of Our Common Stock”).

[5]	Includes 71,154 shares owned by Arizpe Investment Partnership Limited.

[6]
Based on a Form 4 filed by Mr. Feld filed with the SEC on April 3, 2017, pursuant to which Mr. Feld disclosed that he may be deemed to beneficially own: (a) 393,107 shares directly held by Starboard Value and Opportunity Master Fund Ltd. ("Starboard V&O Fund"), solely by virtue of his position as a member of the Management Committee of Starboard Value GP LLC ("Starboard Value GP"), the general partner of the investment manager of Starboard V&O Fund, and as a member and member of the Management Committee of Starboard Principal Co GP LLC ("Principal GP"), the general partner of the member of Starboard Value GP; (b) 88,004 shares directly held by Starboard Value and Opportunity S LLC ("Starboard S LLC"), solely by virtue of his position as a member of the Management Committee of Starboard Value GP, the general partner of the manager of Starboard S LLC, and as a member and member of the Management Committee of Principal GP, the general partner of the member of Starboard Value GP; (c) 47,743 shares directly held by Starboard Value and Opportunity C LP ("Starboard C LP"), solely by virtue of his position as a member of the Management Committee of Starboard Value GP, the general partner of the investment manager of Starboard C LP, and as a member and member of the Management Committee of Principal GP, the general partner of the member of Starboard Value GP; and (d) 131,146 shares held in an account managed by Starboard Value LP (the "Managed Account"), solely by virtue of his position as a member of the Management Committee of Starboard Value GP, the general partner of Starboard Value LP, and as a member and member of the Management Committee of Principal GP, the general partner of the member of Starboard Value GP. In an earlier Schedule 13D/A filed with the SEC on November 30, 2016, Starboard Value LP and its affiliates disclosed that: (a) each of Starboard Value LP, Starboard Value GP LLC, Starboard Principal Co LP and Starboard Principal Co GP LLC reported sole voting and dispositive power with respect to 1,025,000 shares; (b) Starboard Value and Opportunity Master Fund Ltd reported sole voting and dispositive power with respect to 610,507 shares; (c) Starboard Value and Opportunity S LLC reported sole voting and dispositive power with respect to 136,673 shares; (d) each of Starboard Value and Opportunity C LP, Starboard Value R LP and Starboard Value R GP LLC reported sole voting and dispositive power with respect to 74,147 shares; (e) each of Jeffrey C. Smith and Mark R. Mitchell reported shared voting and dispositive power with respect to 1,025,000 shares and (f) Peter A. Feld reported sole voting and dispositive power with respect to 3,626 shares and shared voting and dispositive power with respect to 1,028,626 shares. The address of the reporting persons is 777 Third Avenue, 18th Floor, New York, NY 10017.

[7]
Based on a Schedule 13G/A filed with the SEC on January 7, 2017. BlackRock, Inc. reported sole voting power with respect to 2,261,320 shares and sole dispositive power with respect to 2,322,575 shares. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

[8]
Based on a Schedule 13G/A filed with the SEC on March 10, 2017. The Vanguard Group reported sole voting power with respect to 32,372 shares; sole dispositive power with respect to 2,093,315 shares and shared dispositive power with respect to 32,672 shares with Vanguard Fiduciary Trust Company. The address of the Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

Insperity | 2017 Proxy Statement	3

PROPOSAL NUMBER 1:
ELECTION OF DIRECTORS
General
Our Certificate of Incorporation and Bylaws provide that the number of directors on the Board shall be fixed from time to time by the Board but shall not be less than three nor more than 15 persons. The number of members constituting the Board is currently fixed at ten.
In accordance with our Certificate of Incorporation, the members of the Board are divided into three classes. Our Certificate of Incorporation also provides that such classes shall be as nearly equal in number as possible. The terms of office of the Class I, Class II and Class III directors expire at the Annual Meeting of Stockholders in 2017, 2018 and 2019, respectively. The term of office of each of Peter A. Feld, Michelle McKenna-Doyle and Austin P. Young, who comprise the current Class I directors, expires at the time of the 2017 Annual Meeting of Stockholders, or as soon thereafter as their successors are elected and qualified. As previously announced, Mr. Feld, whose term expires at the 2017 Annual Meeting of Stockholders, has decided not to stand for re-election to the Board. In addition, in order to better equalize the number of directors in each class, Timothy T. Clifford, who is currently a Class II director with a term expiring at the 2018 Annual Meeting of Stockholders, has agreed to resign as a Class II director immediately prior to the 2017 Annual Meeting of Stockholders in order to stand for re-election as a Class I director. Accordingly, Mr. Clifford, Ms. McKenna-Doyle and Mr. Young have been nominated for re-election to the Board as described below. All nominees have consented to be named in this proxy statement and to serve as a director if elected.
Agreements with Starboard
2015 Agreement
On March 21, 2015, we entered into an Agreement (the “2015 Agreement”) with Starboard Value LP and certain of its affiliates named therein (collectively, “Starboard”). Pursuant to the 2015 Agreement, the Board appointed (a) Peter A. Feld and Michelle McKenna-Doyle as Class I directors; and (b) Norman R. Sorensen as a Class II director. In addition, pursuant to the 2015 Agreement, the Board nominated for election at the 2015 Annual Meeting of Stockholders (a) Carol R. Kaufman, Paul J. Sarvadi and Norman R. Sorensen for election to the Board as Class II directors with terms expiring at the 2018 Annual Meeting of Stockholders; and (b) Austin P. Young as a Class I director with a term expiring at the 2017 Annual Meeting of Stockholders. In addition, Starboard agreed to vote its shares of our common stock for the election of each of Ms. Kaufman and Messrs. Sarvadi, Sorensen and Young at the 2015 Annual Meeting of Stockholders. Substantially concurrently with the adjournment of the 2015 Annual Meeting of Stockholders, Mr. Brown resigned as a Class I director with a term expiring at the 2017 Annual Meeting of Stockholders and was immediately reappointed by the Board as a Class III director with a term expiring at the 2016 Annual Meeting of Stockholders.
2016 Agreement
On May 18, 2016, the Company entered into an Agreement (the “2016 Agreement”) with Starboard, which superseded and replaced the 2015 Agreement. Pursuant to the 2016 Agreement, the Board appointed John M. Morphy as a Class III director and nominated Michael W. Brown, Richard G. Rawson and Mr. Morphy for re-election, and Starboard agreed to vote its shares of our common stock in favor of their re-election, at the 2016 Annual Meeting of Stockholders. As a result of the search for a new independent director conducted by the Board pursuant to the 2016 Agreement, in October 2016, the Board appointed Timothy T. Clifford as a Class II director with a term expiring at the 2018 Annual Meeting of Stockholders. Further, pursuant to the 2016 Agreement, Carol R. Kaufman executed and delivered to the Board an irrevocable letter pursuant to which she agreed to reduce her term of service as a director on the Board, to end at the conclusion of the 2017 Annual Meeting of Stockholders; provided that Ms. Kaufman can revoke this letter if, at any time prior to the conclusion of the 2017 Annual Meeting of Stockholders, either (1) Starboard’s aggregate beneficial ownership of our common stock decreases to less than the Minimum Ownership Threshold (as defined below) or (2) the Board resolves that such reduction may be revoked.
The 2016 Agreement provides that if Mr. Feld or Ms. McKenna-Doyle (or any replacement director therefor) is unable or unwilling to serve, resigns or is removed as a director prior to the 2017 Annual Meeting of Stockholders or if Mr. Sorensen (or any replacement director therefor) is unable or unwilling to serve, resigns or is removed as a director prior to the 2018 Annual Meeting of Stockholders, and at such time Starboard beneficially owns in the aggregate at least the lesser of (1) 3.0% of the Company’s then outstanding shares of our common stock and (2) 641,581 shares of our common stock (the “Minimum Ownership Threshold”), Starboard has the ability to recommend a replacement director in

4	Insperity | 2017 Proxy Statement

accordance with the terms of the 2016 Agreement. As previously announced, Mr. Feld, whose term expires at the 2017 Annual Meeting of Stockholders, has decided that he will not stand for re-election to the Board.
If Mr. Morphy (or any replacement director therefor) is unable or unwilling to serve, resigns or is removed as a director prior to the 2019 Annual Meeting of Stockholders or if Mr. Clifford (or any replacement director therefor) is unable or unwilling to serve, resigns or is removed as a director prior to the 2018 Annual Meeting of Stockholders, and at such time Starboard beneficially owns in the aggregate at least the Minimum Ownership Threshold, a substitute director shall be appointed in accordance with the terms of the 2016 Agreement. Starboard has consented to the resignation of Mr. Clifford immediately prior to the 2017 Annual Meeting of Stockholders in order that he may be considered for re-election to the Board as a Class I director at the 2017 Annual Meeting of Stockholders.
Voting; Approval Requirements
All proxies will be voted in favor of the nominees named below unless a stockholder has indicated otherwise. The affirmative vote of a majority of the votes cast by holders of our common stock present in person or by proxy at the 2017 Annual Meeting of Stockholders is required for election of the nominees. Abstentions and broker non-votes will be deemed votes not cast. Under our Bylaws and in accordance with Delaware law, a director’s term extends until his or her successor is duly elected and qualified, or until he or she resigns or is removed from office. Thus, an incumbent director who fails to receive the required vote for re-election at our Annual Meeting of Stockholders would continue serving as a director (sometimes referred to as a “holdover director”), generally until the next Annual Meeting of Stockholders. However, as a condition to being nominated to continue to serve as a director, the incumbent director nominees have submitted an irrevocable letter of resignation that is effective upon and only in the event that (1) such nominee fails to receive the required vote; and (2) the Board accepts such resignation. In such an event, the Nominating and Corporate Governance Committee is required to make a recommendation to the Board as to whether the Board should accept the resignation, and the Board is required to decide whether to accept the resignation and to disclose its decision-making process within 90 days from the certification of the election results.
If, at the time of or prior to the 2017 Annual Meeting of Stockholders, any of the nominees should be unable or decline to serve, the discretionary authority provided in the proxy may be used to vote for a substitute or substitutes designated by the Board. The Board has no reason to believe that any substitute nominee or nominees will be required. No proxy will be voted for a greater number of persons than the number of nominees named herein.
Nominees for Director
The following individuals have been nominated for re-election to the Board as Class I directors with terms expiring at the 2020 Annual Meeting of Stockholders:
Timothy T. Clifford. Mr. Clifford, age 61, joined the Board as a director in October 2016. Since June 2015, Mr. Clifford has served as president and chief executive officer of Frontline Education, a private-equity-backed cloud software company that manages human resources functions at over 7,500 public school districts in the U.S. Prior to joining Frontline Education, from 2010 through 2013, Mr. Clifford was a corporate officer and co-president of Automatic Data Processing (NYSE: ADP) National Accounts, a $2.5 billion human capital management software and services business serving the largest U.S. companies, and was the co-founder and chief executive officer of Workscape, Inc., a pioneering cloud software provider to the human capital management industry, from 1999 until its acquisition by ADP in 2010. Prior to founding Workscape, he held executive or senior leadership positions at HealthPlan Services, Consolidated Group and Prudential Insurance Company. From 2013 to 2015, he also served as a director and audit committee member of Carbonite Inc. (Nasdaq: CARB). Mr. Clifford holds a Bachelor's degree in liberal arts from Northeastern University in Boston.
Mr. Clifford brings extensive technology, entrepreneurial and leadership experience to the Board. His substantial experience with providing HR-related services to businesses, along with his entrepreneurial background and knowledge of cloud-based software solutions for the HR services industry, provide key perspectives to the Board on matters that directly impact our business and the businesses of our customers.
Michelle McKenna-Doyle. Ms. McKenna-Doyle, age 51, joined the Company as a director in April 2015. Since October 2012, Ms. McKenna-Doyle has served as the Senior Vice President (“SVP”) and Chief Information Officer (“CIO”) of the NFL, a professional American football league. Prior to joining the NFL, from May 2011 to October 2012, she served as CIO at Constellation Energy Group, Inc., an energy supplier, where she implemented major technology strategic initiatives and led the company’s integration with Exelon in connection with the merger of the two companies. Ms. McKenna-Doyle served as the President of Vision Interactive Media Group, a global digital interactive media solutions

Insperity | 2017 Proxy Statement	5

nonprofit company, from September 2010 to June 2011. From May 2007 to May 2010, she served as SVP and CIO at Universal Orlando Resort, a theme park resort owned by NBCUniversal, and from April 2006 to May 2007 she served as CIO of Centex Destination Properties, a division of Centex Corporation, a home builder. She previously spent more than 13 years at the Walt Disney World Company, an American diversified multinational mass media corporation, where she held senior leadership positions in finance, marketing and information technology. In March 2015, Ms. McKenna-Doyle was appointed to the board of directors of RingCentral, Inc. (NYSE: RNG), where she serves on the audit and compensation committees. Ms. McKenna-Doyle received a Bachelor of Science degree in Accounting from Auburn University and an MBA from the Crummer Graduate School of Business, Rollins College. She was formerly licensed as a certified public accountant in the State of Georgia. She has extensive experience in the media and entertainment industry.
Ms. McKenna-Doyle brings to the Board extensive experience with technology management and senior leadership, including at service-related businesses, as well as financial and accounting acumen. Her background with information technology and data security further provides the Board with a key perspective on such matters that are increasingly important to the Company.
Austin P. Young. Mr. Young, age 76, joined the Company as a director in January 2003 and he is the Company’s Lead Independent Director. Mr. Young served as senior vice president, chief financial officer and treasurer of CellStar Corporation from 1999 to December 2001, when he retired. From 1996 to 1999, he served as executive vice president - finance and administration of Metamor Worldwide, Inc. Mr. Young also held the position of senior vice president and chief financial officer of American General Corporation for over eight years and was a partner in the Houston and New York offices of KPMG before joining American General. Mr. Young has served as a director of Amerisafe, Inc. (Nasdaq: AMSF) since November 2005, where he also serves on the audit, nominating and corporate governance, and risk committees. He served as a director and chairman of the audit committees of Tower Group International, Ltd. (former Nasdaq-listed company) and its predecessor company from 2004 until September 2014. He is a member of the Houston and State Chapters of the Texas Society of CPAs, the American Institute of CPAs, and the Financial Executives International. He holds an accounting degree from The University of Texas.
Mr. Young brings extensive financial and accounting experience to the Board. His prior experience as a partner in an international accounting firm, as a senior financial officer of large companies, and his service on the audit committees of publicly traded companies provide Mr. Young with a thorough understanding of generally accepted accounting principles and financial statements. Additionally, Mr. Young’s prior experience provides a solid background for him to advise and consult with the Board on financial and audit-related matters as chairperson of the Finance, Risk Management and Audit Committee, and to serve as the designated audit committee financial expert of the Finance, Risk Management and Audit Committee. Mr. Young’s service on other boards and his extensive knowledge of our company and its business provide us with additional valuable perspective on issues affecting us.

The Board recommends that stockholders vote “For” all of the nominees listed above, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.
Directors Not Currently Subject to Election
The following directors are not subject to election at the 2017 Annual Meeting of Stockholders:
Class I Director (Term Expires at 2017 Annual Meeting of Stockholders)
Peter A. Feld. Mr. Feld, age 38, joined the Company as a director in March 2015. As previously announced, Mr. Feld, whose term expires at the 2017 Annual Meeting of Stockholders, has elected not to stand for re-election to the Board. Mr. Feld is a Managing Member and Head of Research of Starboard Value LP, a New York-based investment adviser with a focused and fundamental approach to investing in publicly traded U.S. companies, a position he has held since April 2011. From November 2008 to April 2011, Mr. Feld served as a Managing Director of Ramius LLC and a Portfolio Manager of Ramius Value and Opportunity Master Fund Ltd. From February 2007 to November 2008, Mr. Feld served as a Director at Ramius LLC. He currently serves as a member of the board of directors of The Brink’s Company (NYSE: BCO), a global leader in security-related services, since January 2016, and of Marvell Technology Group Ltd. (Nasdaq: MRVL), a fabless semiconductor company, since May 2016. Mr. Feld previously served as a member of the boards of directors of Darden Restaurants, Inc. (NYSE: DRI), a full service restaurant company from October 2014 to September 2015; Tessera Technologies, Inc. (Nasdaq: TSRA), which develops, invests in, licenses and delivers innovative miniaturization technologies and products for next-generation electronic devices, from June 2013 to April 2014; Integrated Device Technology, Inc. (Nasdaq: IDTI), a company which designs, develops, manufactures and markets a

6	Insperity | 2017 Proxy Statement

range of semiconductor solutions for the advanced communications, computing and consumer industries, from June 2012 to February 2014; Unwired Planet, Inc. (Nasdaq: UPIP) f/k/a Openwave Systems, Inc., a company with a portfolio of patents many of which are considered foundational to mobile communications, and span smart devices, cloud technologies and unified messaging, from July 2011 to March 2014 and as chairman from September 2011 to July 2013; and SeaChange International, Inc. (Nasdaq: SEAC), a leading global multi-screen video software company, from December 2010 to January 2013. Mr. Feld has also served as a member of the audit, compensation and nominating and corporate governance committees of several of the boards of directors on which he has served. Mr. Feld received a BA in economics from Tufts University.
Mr. Feld’s extensive knowledge of the capital markets and corporate governance practices as a result of his investment and private equity background makes him a valuable asset to the Board.
Class II Directors (Term Expires at 2018 Annual Meeting of Stockholders)
Carol R. Kaufman. Ms. Kaufman, age 67, joined the Company as a director in November 2013. Ms. Kaufman is the executive vice president, secretary, chief administrative officer and chief governance officer of The Cooper Companies, Inc., a global medical device company, where she has served since October 1995, including as vice president of legal affairs beginning in March 1996, senior vice president beginning in October 2004 and her current position beginning in July 2011. From January 1989 through September 1995, she served as vice president, secretary and chief administrative officer of Cooper Development Company, a former affiliate of The Cooper Companies, Inc. Beginning in 1971, Ms. Kaufman held several financial positions, including deputy corporate controller, with Cooper Laboratories, Inc., the former parent of The Cooper Companies, Inc. Ms. Kaufman also serves as a member of the western region advisory board for FM Global, the world’s largest property insurer. Ms. Kaufman served as a director of Chindex, Inc. (former Nasdaq-listed company) from November 2000 until September 2014, serving on its audit and compensation committees and as chair of its governance and nominating committee, and as a member of its special transaction committee until its sale in 2014 to TPG. Ms. Kaufman earned a Bachelor of Science degree in Mathematics in 1971 from Boston University.
Ms. Kaufman brings extensive financial, accounting and business experience, including in corporate governance, to the Board. Her varied roles within The Cooper Companies, Inc. provide the Board with additional expertise on accounting and controls, and on evaluating and executing strategic initiatives.
Paul J. Sarvadi. Mr. Sarvadi, age 60, Chairman of the Board and Chief Executive Officer and co-founder of the Company and its subsidiaries, has been a director since the Company’s inception in 1986. He has also served as the Chairman of the Board and Chief Executive Officer of the Company since 1989 and as president of the Company from 1989 to August 2003. He attended Rice University and the University of Houston prior to starting and operating several small companies. Mr. Sarvadi has served as president of the National Association of Professional Employer Organizations (“NAPEO”) and was a member of its Board of Directors for five years. In 2001, Mr. Sarvadi was selected as the 2001 National Ernst & Young Entrepreneur of the Year ® for service industries. In 2004, he received the Conn Family Distinguished New Venture Leader Award from Mays Business School at Texas A&M University. In 2007, he was inducted into the Texas Business Hall of Fame.
Mr. Sarvadi brings substantial business and operational experience to the Board, including an extensive knowledge of sales, customer relationships, and issues affecting small to medium-sized businesses. Mr. Sarvadi’s role as a co-founder of the Company and lengthy service as chief executive officer of the Company provide to the Board extensive knowledge and insight of our operations and issues affecting the Company as well as the broader professional employer organization (“PEO”) industry. Mr. Sarvadi’s previous experience starting and operating several small businesses, as well as his frequent interaction with the Company’s clients, provide valuable insight to the challenges facing small to medium-sized businesses, which is a principal focus of the Company.
Norman R. Sorensen. Mr. Sorensen, age 71, joined the Company as a director in March 2015. Mr. Sorensen formerly served as Chairman of the International Insurance Society, Inc., a professional organization for the insurance industry, from January 2010 to June 2013. Mr. Sorensen has served as a director of the International Insurance Society, Inc. since January 2005. Previously, from November 2011 until December 2012, he was Chairman of the International Advisory Council of Principal Financial Group, Inc., a global financial investment management company. He was Chairman of Principal International, Inc., from June 2011 to October 2012, and President and CEO of International Asset Management and Accumulation of Principal International, Inc., from January 2001 to June 2011. Mr. Sorensen has served as a director of Encore Capital Group, Inc. (Nasdaq: ECPG), a consumer banking company, since November 2011, and has served as lead director of Codere S.A., a European entertainment company, since June 2016. Mr. Sorensen also

Insperity | 2017 Proxy Statement	7

served as a director of Sara Lee Corporation (former NYSE-listed company), an American consumer-goods company, from January 2007 to November 2011. He has served as Executive Vice President of both Principal Financial Group, Inc. and Principal Life Insurance Company, a life insurance company, since January 2007, and held a number of other senior management positions since 1998. Mr. Sorensen also served as Chairman of the U.S. Coalition of Service Industries, a leading forum for the services sector, from January 2003 to March 2005. Mr. Sorensen served as a senior executive of American International Group, Inc., an insurance services company, from 1989 to December 1998. He also formerly served as Chairman and director of DE Master Blenders 1753, a Dutch NYSE/Euronext-listed consumer goods company, from December 2011 until September 2013.
Mr. Sorensen’s qualifications include his experience as an executive officer of an international financial services and asset management company, with responsibility over international operations and oversight over asset management and financial services functions and multiple divisional chief financial officers. He has also served as an executive officer of several publicly traded companies.
Class III Directors (Term Expires at 2019 Annual Meeting of Stockholders)
Michael W. Brown.  Mr. Brown, age 71, joined the Company as a director in November 1997. Mr. Brown is the past chairman of the NASDAQ Stock Market Board of Directors and a past governor of the National Association of Securities Dealers. Mr. Brown joined Microsoft Corporation in 1989 as its treasurer and became its chief financial officer in 1993, in which capacity he served until his retirement in July 1997. Prior to joining Microsoft, Mr. Brown spent 18 years with Deloitte & Touche LLP. Mr. Brown is also a director of Stifel Financial Corporation (NYSE: SF) and VMware, Inc. (NYSE: VMW). He serves on the audit and compensation committees of VMware, Inc., and the risk management/corporate governance committee of Stifel Financial Corporation. Mr. Brown previously served as a director of EMC Corporation (NYSE: EMC). Mr. Brown also serves or has served as a director, trustee or advisor of several private businesses, civic and charitable organizations. Mr. Brown holds a Bachelor of Science degree in Economics from the University of Washington in Seattle.
Mr. Brown brings to the Board substantial expertise that includes an extensive knowledge of the complex financial and operational issues affecting large companies, and a deep understanding of accounting principles and financial reporting rules and regulations. His prior experience in public accounting and as a chief financial officer of a global technology company brings an important perspective to the Board. Mr. Brown’s service on the boards, as well as the audit committees and compensation committees, of multiple publicly traded companies in both the technology and financial services sectors, provides us with valuable insight on technological and strategic issues affecting the Company. Mr. Brown’s prior service as chairman of the Nasdaq Stock Market Board of Directors and as a past governor of the National Association of Securities Dealers provides experience with issues affecting a publicly traded company as well as demonstrating Mr. Brown’s leadership and business acumen.
John M. Morphy. Mr. Morphy, age 69, joined the Board in May 2016. Mr. Morphy previously served as Senior Vice President, Chief Financial Officer, Secretary and Treasurer of Paychex, Inc. (NASDAQ:PAYX), a leading provider of payroll, human resource, and benefits outsourcing solutions for small to medium-sized businesses ("Paychex"), from October 1996 until June 2011, at which time he was appointed vice president of finance at Paychex until he retired in January 2012. As chief financial officer of Paychex, Mr. Morphy reported directly to the chief executive officer and was responsible for all finance, legal, shareholder relations, purchasing, real estate and travel functions. Prior to joining Paychex in 1995, he served as the chief financial officer of Goulds Pumps, Inc. ("Goulds"), a then publicly traded global manufacturer of pumps for industrial, commercial and water supply markets, from 1985 to 1993, and as group Vice President over industrial products at Goulds through 1995. From 1976 to 1985, Mr. Morphy was vice president and controller for Computer Consoles, Inc., and before that he was an accountant at Arthur Andersen & Company, an accounting firm. Mr. Morphy also previously served as a director of Inforte Corp., a then publicly traded customer and demand management consultancy, from April 2003 to August 2004. He earned his Bachelor of Science in Accounting from LeMoyne College and his Certified Public Accountant certificate in 1973.
Mr. Morphy's brings extensive financial, accounting and industry experience to the Board. His more than 20 years of financial leadership experience for various public corporations and experience in many facets of finance within varied environments, including rapid growth companies, global Fortune 500 industrial companies and major accounting firms, provide substantial knowledge and insight that are valuable to the Board.
Richard G. Rawson. Mr. Rawson, age 68, President of the Company and the majority of its subsidiaries, has been a director of the Company since 1989. He has been President of the Company since August 2003. Before being elected president, he served as executive vice president of administration, chief financial officer and treasurer of the

8	Insperity | 2017 Proxy Statement

Company from February 1997 until August 2003. Prior to that, he served as senior vice president, chief financial officer and treasurer of the Company since 1989. Prior to joining the Company in 1989, Mr. Rawson served as a senior financial officer and controller for several companies in the manufacturing and seismic data processing industries. He has served NAPEO as president, first vice president, second vice president and treasurer, as well as chairman of the Accounting Practices Committee. Mr. Rawson has a Bachelor of Business Administration degree in Finance from the University of Houston and currently serves as a member of the board for the C.T. Bauer College of Business.
Mr. Rawson brings financial and operational experience to the Board. His lengthy service as president of the Company, as well as his prior service as chief financial officer and treasurer of the Company, provide in-depth knowledge and insight of Company operations and financial matters to the Board.
Summary of Committee Memberships
The following table summarizes the committees of which each director is currently a member:

Members
Compensation Committee	Brown (Chair) Clifford Feld McKenna-Doyle
Finance, Risk Management and Audit Committee	Young (Chair) Kaufman Morphy Sorensen
Nominating and Corporate Governance Committee	McKenna-Doyle (Chair) Brown Clifford Feld Young
CORPORATE GOVERNANCE
Corporate Governance Guidelines
We have adopted Corporate Governance Guidelines, which include guidelines for, among other things, director responsibilities, qualifications and independence. The Board regularly monitors developments in corporate governance practices and regulatory changes and periodically assesses the adequacy of and modifies our Corporate Governance Guidelines and committee charters as warranted in light of such developments. You can access our Corporate Governance Guidelines in their entirety on our website at www.insperity.com in the Corporate Governance section under the Investor Relations tab. The information on our website is not, and shall not be deemed to be, a part of this proxy statement.
On an annual basis, each director and named executive officer is obligated to complete a questionnaire that requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. Directors are also required to promptly advise us of any changes to the information previously provided.
Director Independence
Under the rules of the NYSE, a majority of our directors must be independent. No director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). In evaluating each director’s independence, the Board considered all relevant facts and circumstances, and relationships and transactions between each director, her or his family members or any business, charity or other entity in which the director has an interest on the one hand, and the Company, its affiliates, or our senior management on the other. As a result of this review, at its meeting held on February 16, 2017, the Board affirmatively determined that all of the Company’s directors are independent, with the exception of Messrs. Sarvadi and Rawson, both of whom are members of our senior management.

Insperity | 2017 Proxy Statement	9

The Board has considered what types of disclosure should be made relating to the process of determining director independence. To assist the Board in making disclosures regarding its determinations of independence, the Board has adopted categorical standards as contemplated under the listing standards of the NYSE then in effect. Under the rules then in effect, relationships that were within the categorical standards were not required to be disclosed and their impact on independence was not required to be separately discussed, although the categorical standards, by themselves, did not determine the independence of a particular director. The Board considers all relevant facts and circumstances in determining whether a director is independent. A relationship satisfies the categorical standards adopted by the Board if it:

•	is not a relationship that would preclude a determination of independence under Section 303A.02(b) of the NYSE Listed Company Manual;
•
consists of charitable contributions made by us to an organization where a director is an executive officer and does not exceed the greater of $1 million or 2% of the organization’s gross revenue in any of the last three years; and

•	is not required to be, and it is not otherwise, disclosed in this proxy statement.
In the course of the Board’s determination regarding the independence of directors other than Messrs. Sarvadi and Rawson, it considered all transactions, relationships and arrangements in which such directors and the Company were participants. In particular, in assessing Ms. McKenna-Doyle’s independence, the Board considered our sponsorship of the Houston Host Committee for Super Bowl LI, a non-profit organization that served as centralized planning entity for Super Bowl LI and acted as the liaison between the NFL, City of Houston, Harris County and the local community, and concluded that the sponsorship is not a material relationship and did not affect Ms. McKenna-Doyle’s independence.
Selection of Nominees for the Board of Directors
Identifying Candidates
The Nominating and Corporate Governance Committee solicits ideas for potential candidates for membership on the Board from a number of sources including members of the Board, our executive officers, individuals personally known to the members of the Board, research and search firms. The Nominating and Corporate Governance Committee also has sole authority to select and compensate a third-party executive search firm to help identify candidates, if it deems advisable. In addition, the Nominating and Corporate Governance Committee will consider candidates for the Board submitted by stockholders. Any such submissions should include the candidate’s name and qualifications for Board membership and should be directed to our Corporate Secretary at 19001 Crescent Springs Drive, Kingwood, Texas 77339. Although the Nominating and Corporate Governance Committee does not require the stockholder to submit any particular information regarding the qualifications of the stockholder’s candidate, the level of consideration that the Nominating and Corporate Governance Committee will give to the stockholder’s candidate will be commensurate with the quality and quantity of information about the candidate that the stockholder makes available to the Committee. The Nominating and Corporate Governance Committee will consider all candidates identified through the processes described above, and will evaluate each of them on the same basis.
In addition, our Bylaws permit our stockholders to nominate directors for election at an annual stockholders meeting whether or not such nominee is submitted to and evaluated by the Nominating and Corporate Governance Committee. To nominate a director using this process, the stockholder must follow the procedures described under “Additional Information — Stockholder Director Nominations for 2018 Annual Meeting of Stockholders.”
Evaluating Candidates
Each candidate must meet certain minimum qualifications, including:

•	the ability to represent the interests of all of our stockholders and not just one particular constituency;
•	independence of thought and judgment;
•	the ability to dedicate sufficient time, energy and attention to the performance of her or his duties, taking into consideration the prospective nominee’s service on other public company boards; and
•
skills and expertise that are complementary to the existing Board members’ skills; in this regard, the Board will consider the Board’s need for operational, sales, management, financial, governmental or other relevant expertise.

10	Insperity | 2017 Proxy Statement

In addition, the Nominating and Corporate Governance Committee considers other qualities that it may deem to be desirable from time to time, such as the extent to which the prospective nominee contributes to the diversity of the Board — with diversity being construed broadly to include a variety of perspectives, opinions, experiences and backgrounds. However, diversity is just one factor that the Nominating and Corporate Governance Committee may consider, and the Board does not have any particular policy with regard to diversity. The Nominating and Corporate Governance Committee may also consider the ability of the prospective nominee to work within the then-existing interpersonal dynamics of the Board and her or his ability to contribute to the collaborative culture among Board members.
Generally, based on this initial evaluation, the chairperson of the Nominating and Corporate Governance Committee will determine whether to interview the nominee, and if warranted, will recommend that one or more members of the Nominating and Corporate Governance Committee, other members of the Board and senior management, as appropriate, interview the nominee in person or by telephone. After completing this evaluation and interview process, the Nominating and Corporate Governance Committee makes a recommendation to the entire Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation of the Nominating and Corporate Governance Committee.
Board of Directors Leadership
We do not have a policy with respect to whether the positions of Chairman of the Board and chief executive officer (“CEO”) should be held by the same person or two separate individuals, and believe that it is in the best interest of the Company to consider that question from time to time in the context of succession planning. At this time, the Board believes that it is in the best interest of the Company, and is an appropriate leadership structure, to have the CEO also serve as Chairman of the Board. Combining the CEO and Chairman of the Board roles provides an efficient and effective leadership model that promotes unambiguous accountability and alignment on corporate strategy. Mr. Sarvadi co-founded the Company in 1986 and has served as Chairman of the Board and CEO since 1989. The Board believes that Mr. Sarvadi’s intimate knowledge of the daily operations of and familiarity with the Company and industry put him in the best position to provide leadership to the Board on setting the agenda, emerging issues facing the Company and the PEO industry, and strategic opportunities. Additionally, Mr. Sarvadi’s substantial financial stake in the Company creates a strong alignment of interests with other stockholders. Mr. Sarvadi’s combined roles also ensure that a unified message is conveyed to stockholders, employees and clients.
The position of lead independent director is established by our Corporate Governance Guidelines. Mr. Young is currently the lead independent director. The Board reevaluates the lead independent director position annually. The lead independent director has the following responsibilities in addition to the regular duties of a director:

•	prepare and set the agenda for and chair executive sessions of the outside directors;
•	call or convene executive sessions of the outside directors;
•	authority to set the agenda for meetings of the Board;
•	preside at all meetings of the Board where the Chairman of the Board is not present or has a potential conflict of interest;
•	serve as liaison and facilitate communications between the independent directors and the Chairman of the Board and CEO;
•	consult with the Chairman of the Board and CEO on matters relating to corporate governance and performance of the Board; and
•	collaborate with the rest of the Nominating and Corporate Governance Committee on possible director conflicts of interest or breaches of the Corporate Governance Guidelines.
Board of Directors’ Role in Risk Oversight
The Board is responsible for overseeing the Company’s overall risk profile and assisting management in addressing specific risks. Our Enterprise Risk Management Steering Committee (the “ERM Steering Committee”) is responsible for formally identifying and evaluating risks that may affect our ability to execute our corporate strategy and fulfill our business objectives. The ERM Steering Committee employs a disciplined approach to identifying, documenting, evaluating, communicating, and monitoring enterprise risk management within the Company. The ERM Steering Committee is chaired by the Company’s chief financial officer and includes the Company’s general counsel, internal audit director and other members of management. The ERM Steering Committee reports to the Board and the CEO. The ERM Steering Committee is charged with periodically reviewing our overall risk profile, as well as any significant identified risks, with both the Finance, Risk Management and Audit Committee and the entire Board.

Insperity | 2017 Proxy Statement	11

During 2016, the ERM Steering Committee completed a comprehensive review and update of the Company’s risks, including strategic, operational, financial, legal, regulatory and reputational risks. The ERM Steering Committee further reviewed and updated the mitigating factors associated with such risks, and prioritized the identified risks based upon the subjectively determined likelihood of the occurrence and the estimated resulting impact on the Company if the risk occurred.
The Board executes its risk oversight function both directly and through its standing committees, each of which assists the Board in overseeing a part of the Company’s overall risk management. Throughout the year, the Board and each such committee spend a portion of their time reviewing and discussing specific risk factors, and risk assessments are part of all major decision making. The Board is kept informed of each committee’s risk oversight and related activities through regular reports from such committees. The Finance, Risk Management and Audit Committee is assigned primary responsibility for oversight of risk assessment with financial implications. In its periodic meetings with management, internal auditors and independent auditors, the Finance, Risk Management and Audit Committee reviews and monitors many factors relating to enterprise risk, including:

•	the financial affairs of the Company;
•	the integrity of the Company’s financial statements and internal controls;
•	the Company’s compliance with legal and regulatory requirements;
•	the independent auditor’s qualifications, independence and performance;
•	the performance of the personnel responsible for the Company’s internal audit function and independent auditors; and
•	the Company’s policies and procedures with respect to risk management.
The Compensation Committee has the primary responsibility to consider material risk factors relating to the Company’s compensation policies and practices. The Nominating and Corporate Governance Committee monitors governance and succession risks. As part of its review and approval of our capital budget, major acquisitions, material contracts, compensation and other similar matters, the Board retains ultimate authority over assessing the risks and their impacts on our business.
Prohibition on Hedging and Pledging of Our Common Stock
We have established strict standards regarding the speculative trading of our common stock. In February 2013, we amended our internal policies to prohibit employees from engaging in hedging transactions involving our common stock. The Board also adopted a formal policy prohibiting employees and directors from engaging in the significant pledging of shares of our common stock. All pledging requests will be reviewed by the Board, which will consider the facts and circumstances and other information the Board deems relevant.
As of April 24, 2017, Mr. Sarvadi had 100,000 shares of our common stock pledged. After a thorough review, the Board previously determined that the shares pledged by him were not significant. In making this determination, the Board considered that the pledged shares did not represent a material portion of the total shares beneficially owned by him and less than 1% of our total shares outstanding and market capitalization. The pledged shares represent approximately 0.5% of the shares of our common stock Mr. Sarvadi beneficially owned as of April 24, 2017. The Board also considered Mr. Sarvadi’s significant number of founder’s shares that were not earned as compensation from the Company, and his compliance with the our stock ownership guidelines, disregarding the pledged shares.
Code of Business Conduct and Ethics
The Board has adopted a Code of Business Conduct and Ethics (the “Code”) governing the conduct of our directors, officers and employees. The Code, which meets the requirements of Rule 303A.10 of the NYSE Listed Company Manual and Item 406 of Regulation S-K, is intended to promote honest and ethical conduct, full, fair, accurate, timely and understandable disclosure in our public filings, compliance with laws and the prompt internal reporting of violations of the Code. You can access the Code on our website at www.insperity.com in the Corporate Governance section under the Investor Relations tab. Changes in and waivers to the Code for our directors, executive officers and certain senior financial officers will be posted on our Internet website within four business days of being approved and will be maintained for at least 12 months. If you wish to raise a question or concern or report a violation, including anonymously, to the Finance, Risk Management and Audit Committee, you should visit www.ethicspoint.com or call the Ethicspoint toll-free hotline at 1-866-384-4277.

12	Insperity | 2017 Proxy Statement

Stockholder Communications
Stockholders and other interested parties may communicate directly with the entire Board or the non-management directors as a group by sending an email to directors@insperity.com. Alternatively, you may mail your correspondence to the Board or non-management directors in care of the Corporate Secretary, 19001 Crescent Springs Drive, Kingwood, Texas 77339. In the subject line of the email or on the envelope, please specify whether the communication is addressed to the entire Board or to the non-management directors.
Unless any director directs otherwise, communications received (via U.S. mail or email) will be reviewed by our Corporate Secretary who will exercise his discretion not to forward to the Board correspondence that is inappropriate such as business solicitations, frivolous communications and advertising, routine business matters (i.e. business inquiries, complaints, or suggestions), and personal grievances.
MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
The Board of Directors
Directors are expected to attend all or substantially all Board meetings and meetings of the Committees of the Board on which they serve. Directors are also expected to spend the necessary time to discharge their responsibilities appropriately (including advance review of meeting materials) and to ensure that other existing or future commitments do not materially interfere with their responsibilities as members of the Board. The Board met 14 times in 2016. All of the members of the Board participated in more than 75% of the meetings of the Board and Committees of which they were members during the fiscal year ended December 31, 2016. The Board encourages its members to attend the Annual Meeting of Stockholders. Last year, ten of our directors attended the Annual Meeting of Stockholders.
Executive Sessions of the Board of Directors and the Lead Independent or Presiding Director
Our non-management directors, all of whom are also independent, hold executive sessions at which our management is not in attendance at regularly scheduled Board meetings. The lead independent director, currently Mr. Young, establishes the agenda and serves as presiding director at the executive sessions. In the absence of a lead independent director, the chairperson of the Nominating and Corporate Governance Committee or an independent director designated by the outside directors shall preside at meetings of non-management directors.
Committees of the Board of Directors
The Board has appointed three standing committees: the Finance, Risk Management and Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee. The charters for each of the three standing committees, which have been adopted by the Board, contain a detailed description of the respective standing committee’s duties and responsibilities and are available on our website at www.insperity.com in the Corporate Governance section under the Investor Relations tab. Pursuant to the 2015 Agreement, the Board created a temporary Independent Advisory Committee, which was dissolved in February 2016. The Board has reviewed the applicable legal and NYSE standards for independence for members of each of Finance, Risk Management and Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee as well as our independence standards for such Committees and has determined that the members of each of those Committees of the Board is “independent” under such requirements.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee met ten times in 2016. The members of the Nominating and Corporate Governance Committee currently are: Ms. McKenna-Doyle, who serves as chairperson, and Messrs. Brown, Clifford, Feld and Young. The Nominating and Corporate Governance Committee: (1) identifies individuals qualified to become Board members, consistent with the criteria for selection approved by the Board; (2) recommends to the Board a slate of director nominees to be elected by the stockholders at the next Annual Meeting of Stockholders and, when appropriate, director appointees to take office between Annual Meetings of Stockholders; (3) develops and recommends to the Board a set of corporate governance guidelines for the Company; and (4) oversees the evaluation of the Board.
Finance, Risk Management and Audit Committee

Insperity | 2017 Proxy Statement	13

The Finance, Risk Management and Audit Committee met eight times in 2016. The members of this Committee currently are Mr. Young, who serves as chairperson, Ms. Kaufman, Mr. Morphy and Mr. Sorensen. The Board has determined that Mr. Young is an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC. The Finance, Risk Management and Audit Committee assists the Board in fulfilling its responsibility to oversee the financial affairs, risk management, accounting and financial reporting processes, and audits of financial statements of the Company by reviewing and monitoring: (1) the financial affairs of the Company; (2) the integrity of the Company’s financial statements and internal controls; (3) the Company’s compliance with legal and regulatory requirements; (4) the independent auditor’s qualifications, independence and performance; (5) the performance of the personnel responsible for our internal audit function and the independent auditors; and (6) our policies and procedures with respect to risk management, as well as other matters that may come before it as directed by the Board.
Compensation Committee
The Compensation Committee met nine times in 2016. The members of the Compensation Committee currently are Mr. Brown, who serves as chairperson, Mr. Clifford, Mr. Feld and Ms. McKenna-Doyle. The Compensation Committee: (1) oversees and administers the Company’s compensation policies, plans and practices; (2) reviews and discusses with management the Compensation Discussion and Analysis required by the rules of the SEC; and (3) prepares the annual report required by the rules of the SEC on executive compensation for inclusion in the Company’s annual report on Form 10-K or proxy statement for the Annual Meeting of Stockholders. To carry out these purposes, the Compensation Committee: (1) evaluates the performance of and determines the compensation for our senior management, taking into consideration recommendations made by the CEO; (2) administers our compensation programs; and (3) performs such other duties as may from time to time be directed by the Board.
Pursuant to the terms of the Insperity, Inc. 2001 Incentive Plan, as amended (the “2001 Incentive Plan”), and the Insperity, Inc. 2012 Incentive Plan, as amended (the “2012 Incentive Plan” and, together with the 2001 Incentive Plan, the “Incentive Plans”), the Board or the Compensation Committee may delegate authority under the Incentive Plans to the Chairman of the Board or a committee of one or more Board members, respectively, pursuant to such conditions and limitations as each may establish, except that neither may delegate to any person the authority to make awards, or take other action, under the Incentive Plans with respect to participants who may be subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Independent Advisory Committee
The Independent Advisory Committee, which was formed in 2015 pursuant to the 2015 Agreement, reviewed the Company’s business and made recommendations to the Board regarding capital allocation, expenses and targeted ranges for Adjusted EBITDA margins, while taking into consideration the Company’s risk profile and the potential impact of any recommendations on the Company’s business model and strategic plan. Pursuant to the terms of its charter, the Independent Advisory Committee was dissolved in February 2016. The members of the Independent Advisory Committee were Mr. Feld, who served as chairperson, and Messrs. Brown, Sorensen and Young.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) explains our compensation philosophy, objectives and strategies and the underlying elements of our compensation programs for the Company’s named executive officers (“NEOs”). This CD&A also summarizes decisions the Compensation Committee of our Board (“Compensation Committee”) made regarding these programs and the factors considered in making those decisions. The following individuals comprised our NEOs for 2016:

Name	Title
Paul J. Sarvadi	Chief Executive Officer and Chairman of the Board
Douglas S. Sharp	Chief Financial Officer, Senior Vice President of Finance and Treasurer
Richard G. Rawson	President
A. Steve Arizpe	Chief Operating Officer and Executive Vice President of Client Services
Jay E. Mincks	Executive Vice President of Sales and Marketing

14	Insperity | 2017 Proxy Statement

Performance Highlights
The Company’s financial performance in 2016 was strong and continued to reflect our commitment to unit growth in the number of paid worksite employees (“WSEE”), effectively managing our pricing and direct costs, controlling operating expenses and enhancing total return for our stockholders.
For 2016, we continued to execute on our strategy to accelerate unit growth in WSEE, achieving double-digit growth of 13.7% on a year-over-year basis. We believe that growth in the number of paid WSEE is a key metric for measuring our sales success and client retention efforts.

Insperity | 2017 Proxy Statement	15

______________________________

Note:
Adjusted EBITDA is a non-GAAP financial measure used by management to analyze the Company’s performance. Please read Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures” in our annual report on Form 10-K for the year ended December 31, 2016 filed with the SEC on February 13, 2017 for a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure calculated and presented in accordance with GAAP.

For 2016, our adjusted EBITDA was $141.2 million, representing a 28.3% increase compared to 2015. Adjusted EBITDA represents EBITDA (earnings before interest, taxes, depreciation and amortization) plus non-cash impairments, stockholder advisory expenses and stock-based compensation. We believe that this overall increase in adjusted EBITDA demonstrates the effectiveness of our plan to grow sales, retain existing clients, manage our pricing and direct costs and control operating costs.

16	Insperity | 2017 Proxy Statement

______________________________
*    Excludes a special dividend of $2.00 per share paid in the fourth quarter of 2014.
On May 23, 2016, we announced a 14% increase to our quarterly cash dividend from $0.22 per share ($0.88 annualized) to $0.25 per share ($1.00 annualized), reflecting our continued confidence in our strategy and the increase in our adjusted EBITDA generated by our business. This is the third increase to our quarterly dividend since 2013, in addition to the $2.00 per share special dividend that we paid in December 2014.
Our Pay-for-Performance Compensation Philosophy
Our overall compensation philosophy is one of pay-for-performance. The objectives of our compensation plans are to attract, retain and motivate high performing individuals to achieve the Company’s annual and long-term business and strategic goals. A substantial portion of each NEO’s total compensation package consists of long-term incentive components and a variable annual compensation component. The goal of these compensation components is to align the interests of our executive officers with those of our stockholders by tying a meaningful portion of executive compensation to our financial performance and stock price. In order to remain competitive for talent within the market, total compensation includes a fixed base salary, as well as an element of supplemental benefits and perquisites. We also design our compensation plans to motivate executives to maximize stockholder value over time, without encouraging excessive risk-taking that could adversely impact stockholder value.
The Compensation Committee has historically established a variety of annual performance goals designed to create a strong alignment between executive and stockholder interests. The Compensation Committee selects corporate performance goals that are aligned with the Company’s business strategy and objectives. When achieved, the corporate performance goals contribute to the overall success of the Company and enhance stockholder value. The Compensation Committee sets each corporate performance goal to be challenging and rigorous, requiring the attainment of predetermined achievement levels before triggering a payout to the executives.

Insperity | 2017 Proxy Statement	17

Based upon stockholder feedback and following input from our outside compensation consultants on corporate compensation trends and institutional investor preferences for performance-based long-term compensation, the Compensation Committee implemented a performance-based long-term equity incentive program beginning in 2015, as further described under “Elements of Compensation — Long-Term Equity Incentive Compensation.” The Compensation Committee believes that the corporate performance goals that must be achieved for the performance-based awards to vest further aligns the value that executives could receive from these awards with the value that is created for stockholders. The performance-based long-term equity incentive program, in combination with our other compensation elements, supports our pay-for-performance philosophy.
Compensation Objectives
We are committed to attracting, motivating, retaining and encouraging long-term employment of individuals with a demonstrated commitment to integrity and exemplary personal standards of performance. Our culture is based upon the value of and respect for each individual, encouraging personal and professional growth, rewarding outstanding individual and corporate performance and achieving excellence through a high-energy, collegial work environment. We are convinced these elements contribute to our vision of being an “employer of choice,” which increases our value to clients, employees, stockholders, and the communities where we live and work.
Our compensation objectives for our NEOs are based on the same principles that we employ in establishing all of our compensation programs. For our executive officers, our compensation programs are designed to:

•	attract and retain key executive officers responsible for our success; and
•	motivate management both to achieve short-term business goals and to enhance long-term stockholder value.
Compensation Strategies
To accomplish our compensation objectives, we adhere to the following strategies:

•	Promote a performance-driven culture that encourages growth by recognizing and rewarding employees who meet and exceed the Company’s business objectives.
•
Maintain competitive base salaries that compensate employees based upon job responsibilities, level of experience, individual performance, comparisons to the market, internal comparisons and other relevant factors.

•
Motivate and reward individual, departmental and corporate performance through variable pay programs. These programs directly support our business objectives, encourage leadership of departmental units and encourage collaboration and teamwork across the Company.

•	Align the interests of our executive officers with the interests of our stockholders through the use of long-term equity and performance-based incentive compensation opportunities.
•	Provide a competitive benefits package that recognizes and encourages work-life balance and fosters a long-term commitment to the Company.
Insperity’s Best Practice Features
We have embedded in our overall compensation programs features aligned with the objectives of our business and designed to strengthen the link between the interests of our executive officers and those of our stockholders. Following is a summary of practices related to compensation that we have adopted and pay practices that we avoid:
What Insperity has:

✓	Stock ownership guidelines requiring the CEO to hold shares equal to three times base salary and requiring non-employee directors to hold shares equal to three times the annual cash retainer
✓	Clawback policy for incentive compensation paid to any employee, including NEOs and other executive officers
✓	Minimum vesting period of three years for grants of restricted stock, stock options and phantom shares
✓	Double trigger requirement for early vesting of NEO equity awards in the event of a change in control

18	Insperity | 2017 Proxy Statement

✓	Hedging policy prohibits employees and directors from engaging in hedging transactions involving shares of our common stock
✓	Pledging policy prohibits employees and directors from engaging in pledging transactions involving shares of our common stock that would be considered significant by the Board
✓	A lead independent director
✓	Compensation Committee composed entirely of outside, independent directors
✓	Independent compensation consultant hired by and reporting directly to the Compensation Committee
What Insperity does not have:

✗	Employment agreements with NEOs or other executive officers
✗	Executive pension or other similar retirement or supplemental benefits
✗	Single trigger change in control agreements for NEOs
✗	Tax gross-ups in the event of a change in control
✗	Medical coverage for retirees
✗	Excessive benefits and perquisites
Summary of Compensation Elements
We provide our NEOs with a mixture of pay linked to Company and individual performance. The major elements of our 2016 annual compensation package for NEOs are summarized in the following chart.

	Compensation Element	Form of Compensation	Purpose
Fixed	Base Salary	Cash	Provides fixed level of compensation to attract and retain talent
Variable and at Risk	Variable Cash Compensation (Insperity Annual Incentive Program)	Cash	Rewards executive officers for achieving annual Company, departmental and individual performance goals
	Long-Term Equity Incentives	Restricted Stock and Performance Shares	Supports long-term focus on creating stockholder value, provides strong retention incentive with multi-year vesting and rewards achievement of long-term performance goals
Benefits	Retirement Benefits	401(k) Plan	Provides competitive retirement benefits as part of comprehensive pay package
	Health & Welfare Benefits	Medical, Dental, Life and Disability Benefits	Provides competitive health and welfare benefits as part of comprehensive pay package
Elements of Compensation
Base Salary
Base salary is intended to provide fixed annual compensation to attract and retain talented executive officers. Annual adjustments to base salary are based upon the annual performance evaluation, market data and other relevant considerations. Annual performance appraisals are completed through our talent management system, which evaluates the executive officer’s annual performance based on pre-established competencies and the achievement of specific individual performance goals. Competencies for executive officers include business ethics, continuous learning, integrity, managing customer focus, strategic thinking and visionary leadership.

Insperity | 2017 Proxy Statement	19

Variable Cash Compensation
Variable cash compensation places a significant portion of executive compensation at risk and tied to corporate, departmental and individual performance. Variable compensation for all executive officers is paid through the Insperity Annual Incentive Program (“Cash Incentive Program”), a cash incentive program under the stockholder-approved 2012 Incentive Plan. The Cash Incentive Program embodies our pay-for-performance philosophy and helps align executive officers’ compensation to the Company’s overall performance, as well as to their respective individual performance and the performance of the departments under their respective supervision.
Long-Term Equity Incentive Compensation
Long-term equity incentives align the interests of the executive officers with those of the stockholders. We believe that long-term incentives enhance retention while rewarding executive officers for achieving long-term performance goals and enhancing stockholder value. Long-term equity incentive awards are made under the stockholder-approved 2012 Incentive Plan. The objectives of the 2012 Incentive Plan are to:

•	provide incentives to attract and retain persons with training, experience and ability to serve as an executive officer;
•	promote the interests of the Company by encouraging executive officers to acquire or increase their equity interest in the Company;
•	incent executive officers to achieve long-term performance goals and increase stockholder value;
•	provide a means by which executive officers may develop a sense of proprietorship and personal involvement in the development and financial success of the Company; and
•	encourage executive officers to remain with, and devote their best efforts to the business of, the Company, thereby advancing the interests of the Company and our stockholders.
Awards granted under the 2012 Incentive Plan may be in the form of restricted stock, restricted stock units, stock options, phantom shares, performance shares or units, bonus stock or other incentive awards. In recent years, including 2016, incentive awards to executive officers have been made in the form of restricted stock and performance shares rather than stock options. The 2012 Incentive Plan requires a minimum vesting period of three years for all grants of time vested restricted stock (with limited exceptions for death, disability or change in control), though pro-rata vesting is permissible. The Compensation Committee may also grant awards with a shorter vesting schedule as an inducement to recruit a new employee or for an award granted in lieu of salary or bonus; however, no such grants were made in 2016.
Under terms of the performance-based long-term equity incentive program, or LTIP, the Compensation Committee determines each calendar year whether to make LTIP awards, which executives will participate, the performance goals and the payout opportunities. Except in the case of a qualifying termination in connection with a change in control, or a termination due to death or disability, a participant in the LTIP must be continuously employed by the Company or its subsidiaries throughout the performance period and on the date such award is paid after the conclusion of the performance period to receive a payout of an award. Awards are granted in the form of phantom shares and will be paid in shares of our common stock, and may include the right to dividend equivalents.
Awards granted to NEOs under the 2012 Incentive Plan include a “double trigger” requirement in the case of a “change in control” of the Company as defined under the 2012 Incentive Plan. The imposition of a double trigger means that awards granted to NEOs do not immediately vest following a change in control. Under the double trigger, the conditions and/or restrictions that must be met with respect to vesting or exercisability of future awards granted to NEOs will lapse only after a “qualifying termination” within a prescribed number of months following a change in control. All outstanding equity awards held by NEOs include the double trigger requirement.
Generally, all equity grants to executive officers are approved solely by the Compensation Committee. If an award is made at a meeting of the Compensation Committee, the grant date is the meeting date or a fixed, future date specified at the time of the grant. Restricted stock and performance awards are valued in accordance with Accounting Standards Codification Topic 718, Compensation-Stock Compensation. For stock options, the exercise price cannot be less than the closing price of our common stock on the grant date and stock options may not be re-priced or exchanged for a cash buy-out or settlement with a lower exercise price, without prior stockholder approval.
Retirement Benefits
We do not provide pension arrangements or nonqualified defined contribution or other deferred compensation

20	Insperity | 2017 Proxy Statement

plans for our executive officers. Our executive officers are eligible to participate in the Company’s corporate 401(k) plan, which is generally available to all full-time Company employees. Each payroll period, we contribute on behalf of each eligible participant a matching contribution equal to 100% of the first 6% of compensation contributed to the 401(k) plan by the participant (subject to applicable limitations under the Internal Revenue Code).
Supplemental Benefits, Including Management Perquisites
Executive compensation also includes supplemental benefits and a limited number of perquisites that enhance our ability to attract and retain talented executive officers. We believe that perquisites assist in the operation of business, allowing executive officers more time to focus on business objectives. Supplemental benefits and perquisites include the following: (1) an automobile for business and personal use (executive officers are taxed on their personal use); (2) a supplemental executive disability income program that provides disability income of 75% of an executive officer’s total cash compensation up to $20,000 per month; and (3) an executive wellness program.
In addition to the foregoing perquisites, our executive officers participate in the annual Chairman’s Trip. The annual Chairman’s Trip is provided for sales representatives meeting a certain sales target and the spouses of those sales representatives. We believe that our executive officers should be part of the trip to recognize these outstanding employees of the Company. We strongly encourage our executive officers to bring their spouses to further our vision of being an employer of choice and to build relationships that contribute to retention. We pay the associated income taxes related to the trip on behalf of our employees and executive officers.
Stockholder Advisory Votes
At the 2016 Annual Meeting of Stockholders, the stockholders approved, in a non-binding advisory vote, the compensation of our NEOs, with over 84% of the votes cast in favor of such compensation. The Compensation Committee values the opinions expressed by our stockholders and considered input from stockholders, including the vote outcome, when it made compensation decisions for our executive officers for fiscal year 2017.
Role of Management in Setting Compensation
The recommendations of the CEO play a significant role in the Compensation Committee’s determination of compensation matters related to the other NEOs, each of whom report directly to the CEO. On an annual basis, the CEO makes recommendations to the Compensation Committee regarding such components as salary adjustments, target annual incentive opportunities and the value of long-term incentive awards. In making his recommendations, the CEO reviews the performance of each of the other NEOs based upon the core competencies of business ethics, continuous learning, integrity, managing customer focus, strategic thinking and visionary leadership, market data for similar positions and other factors deemed relevant in reviewing each executive officer’s performance. The Compensation Committee takes the CEO’s recommendation under advisement, but makes all final decisions regarding each NEO’s compensation. The CEO does not make a recommendation with respect to his own compensation. The CEO typically attends Compensation Committee meetings, but he is excused from any meeting when the Compensation Committee deems it advisable to meet in executive session or when the Compensation Committee meets to discuss items that would impact the CEO’s compensation. The CEO’s compensation is reviewed and discussed by the Compensation Committee and his performance is evaluated at least annually. The Compensation Committee makes all final compensation decisions for each of our NEOs, including the CEO.
Role of the Compensation Committee in Setting Compensation
The Compensation Committee is responsible for designing, implementing and administering our executive compensation programs and, in doing so, the Compensation Committee is guided by the compensation philosophy stated above. The Compensation Committee reviews and approves total compensation for our NEOs through a comprehensive process that includes:

•	selecting and engaging an external, independent consultant;
•	reviewing and selecting companies to be included in our peer group;
•	reviewing market data on all major elements of executive compensation;
•	reviewing alignment of executive compensation and incentive goals with stockholder value; and
•	reviewing performance results against corporate, departmental and individual goals.

Insperity | 2017 Proxy Statement	21

A complete listing of our Compensation Committee’s responsibilities is included in the Compensation Committee’s charter, which is available for review on our corporate website at www.insperity.com in the Corporate Governance section under the Investor Relations tab.
Role of the Compensation Consultants in the Compensation Process
The Compensation Committee’s charter provides that it has the sole authority to retain and terminate any compensation consultant to assist in maintaining compensation practices in alignment with our compensation goals. The Compensation Committee believes that outside consultants are an efficient way to keep current on executive compensation trends and stay abreast of competitive compensation practices. In 2015, the Compensation Committee engaged Meridian Compensation Partners LLC (“Meridian”) to replace its former outside consultant. Meridian had not been previously retained by the Compensation Committee or the Company, and has not received any remuneration from the Company, directly or indirectly, other than for advisory services rendered to, or at the direction of, the Compensation Committee or the Board. The Compensation Committee has reviewed Meridian’s independence and determined that Meridian is an independent advisor with no conflicts of interest with us (as determined under Rule 10C-1(b)(4)(i) of the Exchange Act).
Assessing External Market Compensation Practices
At the direction of the Compensation Committee, we periodically conduct an executive compensation study that compares each executive officer’s compensation to market data for similar positions. While the Compensation Committee does not target our executive officers’ pay to any particular level (such as a target percentile) of comparative market data contained in executive compensation studies, such data help to inform and influence pay decisions and are considered by the Compensation Committee in meeting our compensation program objectives as described above.
Selecting a peer group to benchmark compensation for our executives presents certain challenges, including the limited number of publicly-traded PEOs and the Company’s unique business model. As one of the largest PEO service providers in the United States, our direct PEO service competitors include TriNet Group, Inc., a national PEO, and the PEO divisions of Automatic Data Processing, Inc. and Paychex, Inc., which are significantly larger business service companies. The delivery of our PEO services and our other business performance solutions requires a variety of professional services, human resources, information technology services and software. These areas represent important components of our overall service offerings, and we compete for talent with many companies offering similar services or products. Our peer group includes a number of these companies. Consistent with our historical position, we do not view traditional staffing companies as competitors for business or talent and have not included such companies in our compensation peer group. We do not provide leased employees or staffing employees to clients, and in 2010 incurred significant expense and undertook significant re-branding efforts to change our name to Insperity in part to avoid any confusion with traditional staffing companies.
In 2015, the Compensation Committee retained Meridian to conduct a compensation study (the “Study”) as part of the process of determining 2016 compensation for our NEOs. In connection with the Study, Meridian identified a peer group consisting of publicly traded companies that provide professional services, human resources and other business products and services in industries comparable to the Company; with average trailing 12 months of gross sales revenue equal to approximately $1.7 billion and with an average market capitalization of approximately $1.5 billion (the “Compensation Peer Group”). The selection process for the Compensation Peer Group took into account multiple factors, including: industry (with an emphasis on outsourced human resources services, including our PEO competitors), comparable revenue range, comparable market capitalization, comparable business complexity and risk, and the extent to which each company may compete with Insperity for executive talent. As part of the Study process, the 2016 Compensation Peer Group was expanded from sixteen to twenty-one companies and there was significant turnover in the prior year compensation peer group, with six former peer group members being replaced by eleven new peer group companies. For 2016, the Compensation Peer Group included the following companies:

22	Insperity | 2017 Proxy Statement

	Company Name	Company Ticker
Providers of PEO Services	Automatic Data Processing, Inc.	ADP
	Paychex, Inc.	PAYX
	TriNet Group, Inc.	TNET
IT Services and Software	Convergys Corporation	CVG
	DST Systems, Inc.	DST
	Genpact Limited	G
	Hackett Group, Inc.	HCKT
	MoneyGram International, Inc.	MGI
	Unisys Corporation	UIS
	Web.com Group, Inc.	WEB
Professional Services	CEB Inc.	CEB
	CBIZ, Inc.	CBZ
	The Dun & Bradstreet Corporation	DNB
	FTI Consulting, Inc.	FCN
	GP Strategies Corporation	GPX
	Heidrick & Struggles International, Inc.	HSII
	Korn/Ferry International	KFY
	Navigant Consulting, Inc.	NCI
	Resources Connection, Inc.	RECN
	WageWorks, Inc.	WAGE
	Willis Towers Watson PLC[1]	WLTW
______________________________
1     Towers Watson & Company merged with Willis Group Holdings on January 4, 2016.
The Study examined market compensation data for executive positions based on a combination of proxy data and public disclosures of the Compensation Peer Group. In addition to the Study conducted by Meridian, internal factors are also an important consideration when determining each executive officer’s compensation. These factors include:

•	the executive officer’s performance review conducted by either the Compensation Committee (for the CEO) or the CEO (for all other executive officers);
•	the CEO’s recommendations regarding the other executive officers;
•	the executive officer’s tenure with the Company, industry experience and ability to influence stockholder value; and
•	the importance of the executive officer’s position to the Company in relation to the other executive officer positions within the Company.

Insperity | 2017 Proxy Statement	23

2016 Executive Compensation Decisions
Base Salary Changes
The Company awarded merit salary increases during the first quarter of 2016 to our NEOs as follows:

	2015	2016	2016
	Base Salary	Base Salary	Increase
Chief Executive Officer and Chairman of the Board	$850,000	$884,000	4.0%
Chief Financial Officer, Senior Vice President of Finance and Treasurer	$408,000	$432,480	6.0%
President	$494,000	$513,760	4.0%
Chief Operating Officer and Executive Vice President of Client Services	$494,000	$513,760	4.0%
Executive Vice President of Sales & Marketing	$472,000	$490,880	4.0%
The average base salary increase for our NEOs in 2016 was 4.4%. The increases in base salary were based on the annual performance reviews, the findings of the Study and other factors deemed relevant by the Compensation Committee, such as Company performance and general economic conditions.
Cash Incentive Program Target Bonus Percentage
The Compensation Committee approved the target bonus percentage for each executive officer (other than the CEO) based on the CEO’s recommendations. His recommendations took into account the executive officer’s level of responsibility, market conditions and internal equity considerations. The Compensation Committee also evaluated the foregoing factors in determining the CEO’s target bonus percentage. Because executive officers are in a position to directly influence the overall performance of the Company, and in alignment with our pay-for-performance philosophy, we believe that a significant portion of their total cash compensation should be at risk. The CEO, the individual with the greatest overall responsibility for Company performance, was granted a larger incentive opportunity in comparison to his base salary in order to weight his overall pay mix more heavily towards performance-based compensation than the overall pay mix of the other executive officers. The CFO, who had less responsibility for overall Company operating performance relative to other NEOs, was granted a smaller incentive opportunity in comparison to his base salary in order to weight his overall pay mix less heavily towards performance-based compensation than the overall pay mix of the other NEOs. For 2016, the Compensation Committee set the annual incentive targets as a percentage of each NEO’s base salary as follows:

Target Bonus Percentage under Cash Incentive Program
Chief Executive Officer and Chairman of the Board	130%
Chief Financial Officer, Senior Vice President of Finance and Treasurer	85%
President	100%
Chief Operating Officer and Executive Vice President of Client Services	100%
Executive Vice President of Sales & Marketing	100%
Calculation and Weighting of Performance Components
For 2016, the targeted variable compensation under the Cash Incentive Program for the CEO was based on corporate and individual performance components and for all other NEOs was based on corporate, departmental and individual performance components. Corporate performance goals for 2016 were based on adjusted EBITDA (“Adjusted EBITDA”), year-over-year growth in the number of paid worksite employees (“PWEE Growth”) and operating expense savings over our Board approved 2016 budget (“OES”). For the CEO, variable compensation was heavily weighted toward corporate performance to align his Cash Incentive Program bonus opportunity with Company-wide performance. For all executive officers, 20% was weighted toward individual performance to reflect their individual performance during the year. A departmental component was included in the Cash Incentive Program bonus of each executive officer (other than the CEO) to encourage him or her to provide effective leadership to the departments under his or her supervision, as

24	Insperity | 2017 Proxy Statement

well as to align the interests of the executive with those of the employees that he or she supervises. Each performance component is determined separately and is not dependent on the other components, except that if an executive officer’s individual performance rating is below the threshold, then that executive officer would receive no Cash Incentive Program bonus, regardless of corporate and departmental performance. Each executive officer’s Cash Incentive Program bonus is the sum of the result of each performance component.
Each performance component was weighted for each NEO as follows:

	Corporate Performance					Total of All Components
	Adjusted EBITDA	PWEE Growth	OES	Departmental	Individual
Chief Executive Officer and Chairman of the Board	32%	32%	16%	0%	20%	100%
Chief Financial Officer, Senior Vice President of Finance and Treasurer	20%	20%	10%	30%	20%	100%
President	24%	24%	12%	20%	20%	100%
Chief Operating Officer and Executive Vice President of Client Services	24%	24%	12%	20%	20%	100%
Executive Vice President of Sales & Marketing	24%	24%	12%	20%	20%	100%
2016 Corporate Performance Goals
Adjusted EBITDA Corporate Component
We have included Adjusted EBITDA as one of our corporate performance goals because we believe it is a key indicator of our overall productivity; effective management of pricing, direct costs and operating expenses; and ability to grow the business while favorably balancing profitability. In setting our Adjusted EBITDA performance goal, the Compensation Committee chose to exclude the following items from EBITDA, to the extent applicable: (1) non-cash impairment charges; (2) stock-based and incentive compensation expense; (3) professional advisory fees and outside costs related to stockholder matters; and (4) other extraordinary, unusual or infrequent items. Adjusted EBITDA under our Cash Incentive Program differs from the definition of adjusted EBITDA we disclose as a Non-GAAP financial measure in Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures” of our annual report on Form 10-K for the year ended December 31, 2016. Under our Cash Incentive Program, we also adjusted our Adjusted EBITDA for incentive compensation expense.
The Adjusted EBITDA Corporate Performance Modifier was determined as follows:

Performance Level	2016 Adjusted EBITDA	Adjusted EBITDA Corporate Performance Modifier
Below Threshold	Less than $151 million	0%
Threshold	$151 million	50%
Target	$165 million	100%
Stretch	$180 million	150%
Maximum	$195 million	200%
If actual performance exceeded threshold, but fell in between two performance levels, the Adjusted EBITDA Corporate Performance Modifier would be determined by interpolation between the applicable performance levels. The Company’s 2016 Adjusted EBITDA after excluding (1) stock-based and incentive compensation expense, and (2) stockholder advisory expenses of $0.3 million was $164.6 million. Based on this performance, the Compensation Committee determined the Adjusted EBITDA Corporate Performance Modifier to be 99% for each NEO.

Insperity | 2017 Proxy Statement	25

PWEE Growth Corporate Component
We also chose the year-over-year growth percentage in the number of paid worksite employees, as a 2016 corporate performance goal. We included this as a component in order to focus our NEOs on growing our business. Increasing the number of paid worksite employees is a key metric for measuring the success of our sales operations and client retention efforts and is a significant driver in our overall growth and performance.
The PWEE Growth corporate component of Cash Incentive Program bonuses was determined by calculating the year-over-year growth in the number of paid worksite employees for calendar year 2016 and year-over-year growth as of January 2017 compared to January 2016, with the final payout amount being based upon the period that produced the greatest percentage payout of the target bonus. We included the number of paid worksite employees for January 2017 in the performance period to reflect the results of our annual Fall Sales Campaign and significant year-end client renewal period.
The PWEE Growth Corporate Performance Modifier was determined as follows:

Performance Level	Calendar Year Year-over-Year or January 2017 Growth Percentage	PWEE Growth Corporate Performance Modifier
Below Threshold	Less than 13%	0%
Threshold	13%	50%
Target	14%	100%
Stretch	15%	150%
Maximum	16%	200%
If actual performance exceeded threshold, but fell in between two performance levels, the PWEE Growth Corporate Performance Modifier would be determined by interpolation between the applicable performance levels. During the performance period, the year-over-year growth percentage in the number of worksite employees was highest for the calendar year period and was 13.7%. Based on this performance, the Compensation Committee determined the PWEE Growth Corporate Performance Modifier to be 86% for each NEO.
OES Corporate Component
We also included OES as a 2016 corporate performance goal. We believed that a heightened focus on financial stewardship throughout the entire Company was warranted, and that successful achievement of this goal would require the combined focus and effort of employees across all departments and help create value for our stockholders. In setting our OES performance goal, the Compensation Committee chose to exclude the following items from OES, to the extent applicable: (1) stock-based and incentive compensation expense; (2) professional advisory fees and outside costs related to stockholder matters; and (3) other extraordinary, unusual or infrequent items. OES under our Cash Incentive Program differs from the definition of adjusted operating expenses we disclose as a Non-GAAP financial measure in Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures” of our annual report on Form 10-K for the year ended December 31, 2016. Under our Cash Incentive Program, we also adjusted our OES for stock-based compensation expense and incentive compensation expense. The OES Corporate Performance Modifier was determined as follows:

Performance Level	Operating Expense Savings Over 2016 Budget	OES Corporate Performance Modifier
Below Threshold	-	0%
Threshold	$0 million	50%
Target	$1.5 million	100%
Stretch	$3.5 million	150%
Maximum	$5.5 million	200%
If actual performance exceeded threshold, but fell in between two performance levels, the OES Corporate Performance Modifier would be determined by interpolation between the applicable performance levels. The Company’s 2016 OES, excluding (1) stock-based and incentive compensation expense, and (2) stockholder advisory expenses of $0.3 million, was $5.7 million. Based on this performance, since OES was greater than the maximum performance

26	Insperity | 2017 Proxy Statement

threshold of $5.5 million, the Compensation Committee approved an OES Corporate Performance Modifier of 200% for each NEO.
Departmental Component
Departmental goals were developed by each department and were designed to encourage employees to work together to continue making business improvements and to increase efficiency, productivity and collaboration across the organization. All departmental goals were approved by the CEO. As part of our continued focus on managing operating expenses, we did not include a stretch goal or maximum performance level for 2016; therefore, the target level also constituted the maximum level achievable for Cash Incentive Program bonus purposes. The Departmental Performance Modifier for all executive officers can range from 0% to 100% based on the achievement of departmental goals. If departmental performance was below the threshold, the Departmental Performance Modifier would be 0%, resulting in a departmental component payout of $0. The nature of the departmental goals and objectives for each NEO was as follows:

Nature of Departmental Goals and Objectives
Chief Financial Officer, Senior Vice President of Finance and Treasurer
Effective management of operating expenses; implementation of Company real estate strategy including effective and efficient management of Company occupancy, development, budgeting and scheduling of additional corporate campus facility; timely due diligence and integration of new products and acquisitions; successful completion of internal audit projects; quality of internal controls; and successful implementation of regulatory initiatives.

President
Effective client pricing and renewal activities; effective operating expense management; successful negotiation of certain insurance policies and third party contracts; achievement of strategic business unit financial metrics; effective process and technology enhancements; and successful implementation of certain pricing initiatives.

Chief Operating Officer and Executive Vice President of Client Services	Effective client satisfaction and retention; achievement of strategic business unit initiatives and financial metrics; effective operating expense management; and successful new sales results.
Executive Vice President of Sales & Marketing	Achievement of sales lead generation metrics, successful new sales results; effective operating expense management; expansion of sales force management; and successful SaaS unit growth.
In light of the CEO’s assessment of the other NEOs’ performance against the achievement of their departmental goals, the average Departmental Performance Modifier for the other NEOs in 2016 was 82.3%.
Individual Component
The Individual Performance Modifier for all executive officers can range from 0% to 150% based on the executive officer’s individual performance rating resulting from the annual performance appraisal process, as described under “— Base Salary.” Based on the NEOs’ individual performance ratings, the average Individual Performance Modifier for the NEOs was 141.0%.
The Compensation Committee reserves the right to pay discretionary bonuses to executive officers outside of the Cash Incentive Program. While the Compensation Committee may exercise such discretion in appropriate circumstances, no discretionary bonuses have been awarded to our NEOs in recent years.
2016 Equity Grants
In February 2016, the CEO presented to the Compensation Committee his recommendations for awards of restricted stock for the other executive officers. His recommendations as to the amount of awards to be granted were based on a number of factors, including, the importance of each executive officer’s role in the Company’s future business operations, equity pay practices of competitor companies, annual expense to the Company of equity awards and the

Insperity | 2017 Proxy Statement	27

Company’s own past practices in granting equity awards. In March 2016, the Compensation Committee then determined and approved the awards for our executive officers, including the CEO, based upon the above noted factors. For 2016, our NEOs were granted the following restricted stock awards:

Name	Shares of Restricted Stock	Grant Date Value of Restricted Stock[1]
Paul J. Sarvadi	15,575	$804,605
Douglas S. Sharp	6,580	$339,923
Richard G. Rawson	7,920	$409,147
A. Steve Arizpe	7,920	$409,147
Jay E. Mincks	7,920	$409,147
______________________________
1    The fair market value of one share of our common stock on the grant date was $51.66.
The restricted stock awards are all subject to a three-year ratable annual vesting schedule and all NEO grants include a “double trigger” requirement in the case of a “change in control” of the Company.
In March 2016, the Compensation Committee also granted performance awards under the LTIP (“2016 LTIP Awards”) to our NEOs and certain other officers. In granting the 2016 LTIP Awards, the Compensation Committee decreased the long-term incentive weighting of the time vested restricted stock and increased the weighting assigned to performance awards for the recipients of those awards. For 2016, the long-term incentive compensation awards were allocated between performance awards and time-vested restricted stock on approximately a 70% and 30% basis for the CEO, a 50% and 50% basis for the CFO, and a 60% and 40% basis for the remaining NEOs. In establishing the performance metrics for the 2016 LTIP Awards, the Compensation Committee retained a metric tied to achieving increased levels of EBITDA with certain pre-defined adjustments, but also added a relative total shareholder return metric (“RTSR”).
The Compensation Committee elected to use adjusted EBITDA as a performance metric because it is a key indicator of our: (1) overall productivity; (2) effective management of pricing, direct costs and operating expenses; and (3) ability to grow the business while favorably balancing profitability. For this 2016 LTIP metric, EBITDA is adjusted for non-cash impairment charges, stock-based compensation expense, professional advisory fees for stockholder matters, litigation settlements and the associated legal fees, executive severance arrangements and changes in statutory tax rates and assessments. EBITDA is also adjusted to exclude the impact of any divestitures, acquisitions or change in accounting pronouncement that occurs during the performance period. The Adjusted EBITDA performance metric for the 2016 LTIP Awards is the same non-GAAP financial measure disclosed in Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures” of our annual report on Form 10-K for the year ended December 31, 2016.
The Compensation Committee elected to use RTSR as a performance metric to further align the long-term financial interests of the executive officers and the Company’s stockholders. The 2016 LTIP Awards are weighted at 60% for the EBITDA performance metric and 40% for the RTSR performance metric. RTSR will be measured over the entire 2016-2018 performance period against the performance of 21 peer companies that the Compensation Committee designated as the Company’s 2016 compensation peer group. The EBITDA portion of the 2016 LTIP Awards are subject to a three-year performance period, 2016-2018, with each year being equally weighted for one-third of the target opportunity. The 2016 LTIP Awards are payable in shares of our common stock and include dividend equivalents, payable in additional shares of our common stock, with respect to the number of phantom shares actually earned pursuant to the 2016 LTIP Awards if and to the extent dividends are paid on our common stock during the performance period.

28	Insperity | 2017 Proxy Statement

The aggregate number of 2016 LTIP Awards granted by the Compensation Committee to each NEO if all of the target performance metrics are achieved was as follows:

	Aggregate Number of Performance Shares (at Target)	Grant Date Value of Performance Shares[1] (at Target)
Chief Executive Officer and Chairman of the Board	36,345	$2,149,007
Chief Financial Officer, Senior Vice President of Finance and Treasurer	6,580	$389,062
President	11,880	$702,441
Chief Operating Officer and Executive Vice President of Client Services	11,880	$702,441
Executive Vice President of Sales & Marketing	11,880	$702,441
______________________________

[1]
The fair value of the adjusted EBITDA performance metric, which represents 60% of the 2016 LTIP Awards, was $51.66. The fair value of the RTSR performance metric, which represents 40% of the 2016 LTIP Awards, was $70.33. The grant date fair value of the 2016 LTIP Awards assuming achievement of the maximum level of performance are: Mr. Sarvadi - $4,298,014; Mr. Sharp - $778,124; Mr. Rawson - $1,404,881; Mr. Arizpe - $1,404,881; and Mr. Mincks - $1,404,881. Please read Note 11. “Incentive Plans” in our annual report on Form 10-K for the year ended December 31, 2016 filed with the SEC on February 13, 2017 for information regarding fair value of performance awards.

Recipients can earn 50% of the target number of phantom shares if the threshold performance level is achieved and can earn up to 200% of the target number of phantom shares if the maximum performance level is achieved. If the performance metric for a performance period falls below the threshold level, no performance shares will be credited for the performance period. If actual performance results fall between the threshold, target and maximum performance levels, the number of performance shares earned will be determined by interpolation between the applicable performance levels.
The performance objectives and payout percentages for the portion of the first year of the 2016 LTIP Awards subject to the achievement of the adjusted EBITDA performance metric was as follows:

Performance Level	2016 Adjusted EBITDA Performance Objective (in millions)	Payout Percentage
Below Threshold	Less Than $134	0%
Threshold	$134	50%
Target	$144	100%
Maximum	$166	200%
For purposes of the 2016 LTIP Awards, the Compensation Committee certified adjusted EBITDA of $141.2 million for the 2016 performance period. After interpolation, the Compensation Committee determined the LTIP performance modifier to be 85.9% for the first one-third tranche of the 2016 LTIP Award attributed to adjusted EBITDA. To receive the awards, the recipients must remain continuously employed by us throughout the entire three-year performance period and as of the date the Compensation Committee certifies the final results, with limited exceptions for death, disability or change in control.
2015 LTIP Awards
In March 2015, the Compensation Committee granted awards under the LTIP (the “2015 LTIP Awards”) to the NEOs and certain other officers. The 2015 LTIP Awards are subject to a three-year performance period, 2015-2017, with each year being equally weighted for one-third of the target opportunity. For the 2015 LTIP Awards, the Compensation Committee elected to use increasing levels of EBITDA, with certain pre-defined adjustments, as the performance metric, because it is a key indicator of our: (1) overall productivity; (2) effective management of pricing, direct costs and operating expenses; and (3) ability to grow the business while favorably balancing profitability. For the 2016 performance period, adjusted EBITDA for the 2015 LTIP Awards was subject to the same adjustments as the 2016 LTIP Awards. Adjusted EBITDA is a non-GAAP financial measure (for additional information, please see the discussion of Adjusted EBITDA under “— 2016 Executive Compensation Decisions — 2016 Equity Grants”). The 2015 LTIP Awards are payable in shares of our common stock and include dividend equivalents, payable in additional shares of our common stock, with respect to

Insperity | 2017 Proxy Statement	29

the number of phantom shares actually earned pursuant to the 2015 LTIP Awards if and to the extent dividends are paid on our common stock during the performance period.
The second one-third tranche of the 2015 LTIP Awards was subject to achievement of the adjusted EBITDA performance metric and corresponding performance level payout percentages as follows:

Performance Level	2016 Adjusted EBITDA Performance Objective (in millions)	Payout Percentage
Below Threshold	Less Than $106	0%
Threshold	$106	50%
Target	$118	100%
Maximum	$136	200%
Based upon 2016 adjusted EBITDA of $141.2 million, the Compensation Committee determined the LTIP performance modifier to be 200% for the second one-third tranche of the 2015 LTIP Awards.
With regard to the first one-third tranche of the 2015 LTIP Awards, the Compensation Committee previously determined the LTIP performance modifier to be 145.3% based upon a 2015 adjusted EBITDA of $110.0 million.
To receive the awards, the recipients must remain continuously employed by us throughout the entire three-year performance period and as of the date the Compensation Committee certifies the final results, with limited exceptions for death, disability or change in control.
Other Policies
Stock Ownership Guidelines
To further align the interests of the CEO and non-employee directors with those of our stockholders, the Board has adopted stock ownership guidelines for the Company. The stock ownership guidelines provide that the CEO is required to own three times his annual base salary in our common stock and all non-employee directors are required to own three times their annual cash retainer in our common stock. Stock ownership includes direct stock ownership but does not include unvested stock awards or unexercised stock options. The Company annually monitors and calculates the stock ownership level of each individual, and each individual has five years to meet the applicable ownership requirements. The CEO is in compliance and each non-employee director is in compliance or is expected to be in compliance within the applicable time period.
Employment Agreements, Post-Employment and Change in Control Compensation
Our executive officers are employed at will and none have an employment agreement. We do not provide the executive officers with any kind of contractual severance. Equity awards granted to executive officers do not automatically accelerate upon a change in control. Rather such awards contain a “double trigger” requiring a qualifying termination within a prescribed number of months following the change in control in order to accelerate vesting. All outstanding equity awards held by our NEOs are subject to the double trigger requirement.
Incentive Compensation Recoupment Policy (“Clawback Policy”)
In February 2014, the Board adopted a recoupment policy for incentive compensation paid to executive officers and other employees. The Clawback Policy authorizes the Company to recover excess incentive compensation paid to an executive officer who engaged in, or was aware of and failed to report, fraud or misconduct which results in a restatement of our financial statements. Incentive compensation paid under the Cash Incentive Program and LTIP is subject to the Clawback Policy.
Risk Assessment
The Company conducted an assessment of our compensation programs and practices for its employees and determined that there are no risks arising from such compensation programs and practices that are reasonably likely to have a material adverse effect on the Company. In arriving at this determination, some of the key risk mitigators included independent review by departments not participating in the compensation program, internal audit review, maintenance of

30	Insperity | 2017 Proxy Statement

a whistleblower line, and external auditor review.
Deductibility of Compensation
Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the amount that a public company may deduct for compensation paid to its principal executive officer or any of its three other most highly compensated executive officers employed as of the end of the year (other than the principal executive officer or the principal financial officer). This limitation does not apply to compensation that is paid only if the executive officer’s performance meets pre-established objective goals based on performance criteria approved by stockholders. We strive to take action, where possible and considered appropriate, to preserve the deductibility of compensation paid to our executive officers. We have also awarded compensation that might not be fully tax deductible when such grants were nonetheless in the best interest of the Company and our stockholders. Subject to the requirements of Section 162(m), we generally will be entitled to take tax deductions relating to compensation that is performance-based, which may include cash incentives, stock options and other performance-based awards.
Compensation Committee Report
We have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review, we recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.
The foregoing report is provided by the following directors, who are members of the Compensation Committee:
COMPENSATION COMMITTEE
Michael W. Brown, Chairperson
Timothy T. Clifford
Peter A. Feld
Michelle McKenna-Doyle
Compensation Committee Interlocks and Insider Participation
During 2016, Dr. Eli Jones and Messrs. Brown and Feld served on the Compensation Committee prior to the 2016 Annual Meeting of Stockholders, and Mr. Brown, Mr. Feld and Ms. McKenna-Doyle served on the Compensation Committee after the 2016 Annual Meeting of Stockholders, with Mr. Clifford also joining the Compensation Committee upon his appointment to the Board in October 2016. None of the members of the Compensation Committee is currently or has been at any time one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of the Board or the Compensation Committee.

Insperity | 2017 Proxy Statement	31

SUMMARY COMPENSATION TABLE
The table below summarizes the total compensation paid or earned by the CEO, chief financial officer and each of the three other most highly compensated executive officers of the Company for services rendered in all capacities to the Company during 2016, 2015 and 2014. We have not entered into any employment agreements with any of our NEOs.
The compensation plans under which the grants in the following tables were made are generally described in the Compensation Discussion and Analysis section, and include the Cash Incentive Program, the 2001 Incentive Plan and the 2012 Incentive Plan, which provide for, among other things, restricted stock grants and LTIP performance awards.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)[1]	Non-Equity Incentive Plan Compensation ($)[2]	All Other Compensation ($)[3]	Total ($)
Paul J. Sarvadi, Chief Executive Officer and Chairman of the Board	2016	884,000	2,953,612	1,369,078	33,231	5,239,921
	2015	850,000	2,653,896	1,657,500	240,522	5,401,918
	2014	850,000	1,096,000	988,637	497,445	3,432,082
Douglas S. Sharp, Chief Financial Officer, Senior Vice President of Finance and Treasurer	2016	432,480	728,985	411,422	56,250	1,629,137
	2015	408,000	692,160	455,705	78,204	1,634,069
	2014	396,000	383,600	331,572	124,805	1,235,977
Richard G. Rawson, President	2016	513,760	1,111,588	570,304	63,653	2,259,305
	2015	494,000	1,320,840	678,188	109,064	2,602,092
	2014	482,000	657,600	464,087	237,696	1,841,383
A. Steve Arizpe, Chief Operating Officer and Executive Vice President of Client Services	2016	513,760	1,111,588	567,249	62,239	2,254,836
	2015	494,000	1,320,840	672,282	113,514	2,600,636
	2014	482,000	657,600	467,921	224,498	1,832,019
Jay E. Mincks, Executive Vice President of Sales & Marketing	2016	490,880	1,111,588	549,771	65,808	2,218,047
	2015	472,000	1,320,840	615,902	81,965	2,490,707
	2014	460,000	657,600	437,296	211,367	1,766,263
______________________________

[1]
The amounts in this column represent the aggregate grant date fair value of awards granted in the year indicated and includes time-vested restricted stock and the 2015 LTIP Awards and the 2016 LTIP Awards. The grant value of the 2015 LTIP Awards is shown at target. Actual awards may range from 0% to 200% of the target number of phantom shares if the maximum performance level is achieved. The grant date fair value of the 2015 LTIP Awards assuming achievement of the maximum level of performance are: Mr. Sarvadi - $3,204,960; Mr. Sharp - $559,680; Mr. Rawson - $1,198,560; Mr. Arizpe - $1,198,560; and Mr. Mincks - $1,198,560. The grant date value of the 2016 LTIP Awards is shown at target. Actual awards may range from 0% to 200% of the target number of phantom shares if the maximum performance level is achieved. The grant date fair value of the 2016 LTIP Awards assuming achievement of the maximum level of performance are: Mr. Sarvadi - $4,298,014; Mr. Sharp - $778,124; Mr. Rawson - $1,404,881; Mr. Arizpe - $1,404,881; and Mr. Mincks - $1,404,881. For additional information, refer to Note 11, “Incentive Plans,” in the Notes to Consolidated Financial Statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2016 filed with the SEC on February 13, 2017. See the Grants of Plan-Based Awards Table for information on awards made in 2016. These amounts do not correspond to the actual value that will be realized by the NEO.

[2]
Represents variable cash compensation earned and awarded by the Compensation Committee under the Cash Incentive Program. A description of the Cash Incentive Program is included in “Elements of Compensation — Variable Cash Compensation” in the Compensation Discussion and Analysis, and the determination of performance-based bonuses for fiscal year 2016 is contained in “2016 Executive Compensation Decisions — Cash Incentive Program Target Bonus Percentage” of the Compensation Discussion and Analysis.

[3]
All other compensation in 2016 includes the following: Company-provided automobiles; 401(k) matching contributions; premiums for executive disability insurance; occasional use of Company-owned property; costs associated with the Chairman’s Trip and other travel and associated federal income taxes. Certain of the aforementioned items involved no incremental cost to the Company. The federal income taxes associated with the Chairman’s Trip and other travel paid by the Company on behalf of the executives during 2016 totaled $8,947 for Messrs. Arizpe, Mincks, Rawson and Sharp. The 401(k) matching contributions made by the Company during 2016 for the NEOs totaled $15,900 each.

32	Insperity | 2017 Proxy Statement

GRANTS OF PLAN-BASED AWARDS TABLE
The following table provides information about equity and non-equity awards granted to our NEOs in 2016:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Possible Payouts Under Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Shares of Stock or Units (#)[3]	Grant Date Fair Value of Stock and Option Awards ($)[4]
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Paul J. Sarvadi	N/A	574,600	1,149,200	2,183,480	—	—	—	—	—
	3/29/2016	—	—	—	—	—	—	15,575	804,605
	3/29/2016	—	—	—	18,173	36,345	72,690	—	2,149,007
Douglas S. Sharp	N/A	183,804	367,608	477,890	—	—	—	—	—
	3/29/2016	—	—	—	—	—	—	6,580	339,923
	3/29/2016	—	—	—	3,290	6,580	13,160	—	389,062
Richard G. Rawson	N/A	256,880	513,760	770,640	—	—	—	—	—
	3/29/2016	—	—	—	—	—	—	7,920	409,147
	3/29/2016	—	—	—	5,940	11,880	23,760	—	702,441
A. Steve Arizpe	N/A	256,880	513,790	770,640	—	—	—	—	—
	3/29/2016	—	—	—	—	—	—	7,920	409,147
	3/29/2016				5,940	11,880	23,760	—	702,441
Jay E. Mincks	N/A	245,440	490,880	736,320	—	—	—	—	—
	3/29/2016	—	—	—	—	—	—	7,920	409,147
	3/29/2016	—	—	—	5,940	11,880	23,760	—	702,441
__________________________________

[1]
These amounts represent the threshold, target and maximum amounts payable to each executive under the Cash Incentive Program for 2016. If the threshold is not achieved, the payout is zero. The amounts earned by our NEOs under the Cash Incentive Program in 2016 are reflected in the Summary Compensation Table.

[2]	These amounts represent the threshold, target and maximum amount of shares payable to each executive under the LTIP.

[3]	These amounts represent the number of shares of restricted stock and phantom stock granted to each executive under the 2012 Incentive Plan during 2016.

[4]
These amounts represent the aggregate grant date fair value of restricted stock and phantom stock granted to each executive during 2016. For restricted stock, fair value is calculated using the closing price of our common stock on the NYSE on the date of grant. The grant value of the 2016 LTIP Awards is shown at target. Actual 2016 LTIP Awards may range from 0% to 200% of the target number of phantom shares if below threshold level is not achieved or the maximum performance level is achieved. The grant date fair value of the 2016 LTIP Awards assuming achievement of the maximum level of performance are: Mr. Sarvadi - $4,298,014; Mr. Sharp - $778,124; Mr. Rawson - $1,404,881; Mr. Arizpe - $1,404,881; and Mr. Mincks - $1,404,881. For the relevant assumptions used to determine the valuation of our stock awards, refer to Note 11, “Incentive Plans,” in the Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2016 filed with the SEC on February 13, 2017. The terms of the restricted stock awards provide for three-year vesting and the payment of dividends on all unvested shares. The 2016 LTIP Awards are payable in shares of our common stock and include dividend equivalents, payable in additional shares of our common stock, with respect to the number of phantom shares actually earned pursuant to the 2016 LTIP Awards if and to the extent dividends are paid on our common stock during the performance period.

Insperity | 2017 Proxy Statement	33

OUTSTANDING EQUITY AWARDS TABLE AT 2016 FISCAL YEAR END

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)[1]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)[5]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[1]
Paul J. Sarvadi	—	—	—	42,509	[2]	3,016,014	81,779	5,802,220
Douglas S. Sharp	—	—	—	16,581	[3]	1,176,422	14,510	1,029,485
Richard G. Rawson	—	—	—	25,254	[4]	1,791,771	28,903	2,050,668
A. Steve Arizpe	—	—	—	25,254	[4]	1,791,771	28,903	2,050,668
Jay E. Mincks	—	—	—	25,254	[4]	1,791,771	28,903	2,050,668
____________________________________________

[1]	Based on the closing price of $70.95 of our common stock on the NYSE on December 31, 2016.

[2]
Includes time-vested restricted stock. Stock awards are scheduled to vest as follows provided the officer continues to be employed by us on the applicable vesting date: 13,334 on February 18, 2017; 6,800 on February 19, 2017; 6,800 on February 19, 2018; 5,191 on March 29, 2017, 5,192 on March 29, 2018 and 5,192 on March 29, 2019.

[3]
Includes time-vested restricted stock. Stock awards are scheduled to vest as follows provided the officer continues to be employed by us on the applicable vesting date: 4,667 on February 18, 2017; 2,667 on February 19, 2017; 2,667 on February 19, 2018; 2,193 on March 29, 2017, 2,193 on March 29, 2018, and 2,194 on March 29, 2019.

[4]
Includes time-vested restricted stock. Stock awards are scheduled to vest as follows provided the officer continues to be employed by us on the applicable vesting date: 8,000 on February 18, 2017; 4,667 on February 19, 2017; 4,667 on February 19, 2018; 2,640 on March 29, 2017, 2,640 on March 29, 2018 and 2,640 on March 29, 2019.

[5]
Includes LTIP awards scheduled to vest (assuming target results for performance periods not yet complete and actual results for performance periods completed) and includes an estimate of dividend equivalents for the dividends declared since the date of grant. These awards will vest provided the officer continues to be employed by us on the applicable vesting date.

OPTION EXERCISES AND STOCK VESTED TABLE FOR FISCAL YEAR 2016

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[1]
Paul J. Sarvadi	—	—	33,467	1,592,407
Douglas S. Sharp	—	—	12,000	570,794
Richard G. Rawson	—	—	20,666	982,942
A. Steve Arizpe	—	—	20,666	982,942
Jay E. Mincks	—	—	20,666	982,942
______________________________________

[1]	Represents the value of the shares on the vesting date based on the last reported closing price of our common stock on the NYSE immediately preceding the vesting date.

34	Insperity | 2017 Proxy Statement

SECURITIES RESERVED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS TABLE
The following table sets forth information about our common stock that was available for issuance under all of our existing equity compensation plans as of December 31, 2016:

	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance
Plan Category	(# in thousands)		($)		(# in thousands)
Equity compensation plans approved by security holders[1]	411	[2]	30.59	[3]	1,816 [4]
Equity compensation plan not approved by security holders	—		—		—
Total	411		30.59		1,816
______________________________

[1]
The 2001 Incentive Plan, the 2012 Incentive Plan and the Insperity, Inc. 2008 Employee Stock Purchase Plan (the “ESPP”) have been approved by the Company’s stockholders. The ESPP is intended to qualify for favorable tax treatment under Section 423 of the Internal Revenue Code.

[2]
Includes 7,813 shares subject to issuance under outstanding options plus 403,566 shares subject to issuance under the LTIP as of December 31, 2016 assuming maximum results for performance periods not yet complete and actual results for completed performance periods and associated dividend equivalents.

[3]	Weighted average exercise price does not take into account shares to be issued under the LTIP.

[4]
This includes 1,239,035 shares available under the ESPP and 577,429 shares available under the 2012 Incentive Plan. As of April 24, 2017, 1,233,036 shares and 377,925 shares (assuming maximum results for performance periods not yet complete and actual results for performance periods completed) were available for issuance under the ESPP and the 2012 Incentive Plan, respectively. The securities remaining available for issuance under the 2012 Incentive Plan may be issued in the form of stock options, performance awards, stock awards (including restricted stock), phantom stock awards, stock appreciation rights, and other stock-based awards.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
We have no employment agreements or severance policies in place for our executive officers. There are no unvested outstanding stock options and none have been granted to our executive officers since 2004. All awards granted to named executive officers include a “double trigger” requirement in the case of a change in control of the Company as defined under the 2012 Incentive Plan. Effective with awards granted in 2016, we amended the terms of award agreements to provide that future awards granted to any recipient under the 2012 Incentive Plan will include a double trigger requirement in the case of a change in control of the Company as defined under the 2012 Incentive Plan. The directors first appointed to the Board pursuant to the 2015 Agreement are not considered members of the “Incumbent Board” for the purposes of determining whether a change in control has occurred with respect to outstanding awards granted prior to 2016 under the 2012 Incentive Plan. Under the terms of an amendment to the 2012 Incentive Plan that we adopted in March 2016, however, each of those directors first appointed pursuant to the 2015 Agreement are considered members of the Incumbent Board for all awards granted after that amendment, which includes all awards granted in 2016. All other current directors are considered members of the Incumbent Board under the 2012 Incentive Plan. The imposition of the double trigger means that awards subject to the double trigger requirement will no longer immediately vest following a change in control (see “–Compensation Discussion and Analysis” for additional information). All outstanding awards to NEOs are subject to a double trigger requirement and all awards under the LTIP are also subject to a double trigger requirement.
Our Incentive Plans provide for immediate vesting (at least in part) of restricted stock upon termination due to disability or death, provided the holder has been in continuous employment since the award date, or for awards granted prior to March 2016, upon a change in control, for employees who are not NEOs. Unvested shares of restricted stock are forfeited upon termination for any reason other than disability or death. The number of shares and market value of the restricted stock that would automatically vest for each NEO upon termination due to death or disability, or for a qualifying termination following a change in control, based on the closing price of our common stock on December 31, 2016, is set

Insperity | 2017 Proxy Statement	35

forth in the Outstanding Equity Awards Table at 2016 Fiscal Year End, under the captions “Number of Shares or Units of Stock That Have Not Vested” and “Market Value of Shares or Units of Stock That Have Not Vested.”
DIRECTOR COMPENSATION
We use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on the Board. Our non-employee directors were compensated for 2016 as shown in the table below and are also reimbursed for reasonable expenses incurred in serving as a director. All compensation, except for reimbursement of actual expenses, can be taken in cash or our common stock, at the director’s option. Directors who are our employees receive no additional compensation for serving on the Board.

	Board	Compensation Committee		Finance, Risk Management and Audit Committee		Nominating and Corporate Governance Committee		Lead Independent Director
Annual Retainers	$61,000	$10,000		$15,000		None	[1]	$9,000	[1]
Annual Committee Chair Fees	N/A	$12,000	[1]	$21,000	[1]	$10,000		None
____________________________________________

[1]
Effective April 1, 2017, the Board increased the annual retainer for the Lead Independent Director to $20,000, increased the annual committee chair fees to $25,000 for the Finance, Risk Management and Audit Committee and $15,000 for the Compensation Committee and established an annual retainer of $5,000 for the Nominating and Corporate Governance Committee.

Pursuant to the 2016 Agreement and the Company’s Directors Compensation Plan, Mr. Morphy and Mr. Clifford receive prorated retainer fees for the year in which they were appointed from the date of their respective appointment.
Prior to the adoption of the amended and restated Director’s Compensation Plan in April 2017, which is discussed below, each person who was initially appointed or elected as a director received an initial director award comprised of a grant of restricted shares of our common stock on the date of election or appointment with an aggregate fair market value, determined based on the closing price of our common stock on the date prior to the date of grant, of $75,000, rounded up to the next higher whole share amount in the case of a fractional share amount, and such restricted common stock vested as to one-third of the shares on each anniversary of its grant date. If a director terminates his or her service as a member of the Board, his or her unvested portion of such restricted stock award, if any, shall terminate immediately on such termination date, unless such termination of service is due to death or disability, in which event the unvested portion of such restricted stock award shall become 100% vested on such termination date. Pursuant to the 2016 Agreement, Mr. Morphy received the initial director award effective as of the date of the 2016 Annual Meeting of Stockholders. Mr. Clifford received an initial director award effective as of the date of his appointment to the Board.
In addition, on the date of each Annual Meeting of Stockholders, each non-employee director receives an annual director award of unrestricted shares of our common stock with an aggregate fair market value determined based on the closing price of our common stock on the date prior to the date of grant, of $90,000. The awards were rounded up to the next higher whole share amount in the case of a fractional share amount. Pursuant to the 2016 Agreement, Mr. Morphy did not receive an annual director award on the date of the 2016 Annual Meeting of Stockholders.
After consulting with Meridian and after considering market trends, the Compensation Committee recommended, and effective April 1, 2017, the Board approved amending and restating the Company’s Directors Compensation Plan to replace the initial time vested restricted stock award for newly appointed or elected non-employee directors with a pro-rata portion of the annual director award. In addition, as further described in the footnote to the table above, the Board also established an annual retainer for members of the Nominating and Corporate Governance Committee, increased the annual committee chair fees for the Finance, Risk Management and Audit Committee and Compensation Committee, increased the annual retainer for the Lead Independent Director and increased the value of the annual director award from $90,000 to $105,000. These adjustments were intended to bring the compensation of our directors more in-line with the market for comparable companies.

36	Insperity | 2017 Proxy Statement

DIRECTORS’ COMPENSATION TABLE
The table below summarizes the compensation paid by us to our non-employee directors during the fiscal year ended December 31, 2016.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)[2]	Option Awards ($)	All Other Compensation ($)	Total ($)
Michael W. Brown	74,000	93,294	—	—	167,294
Timothy T. Clifford	—	77,155	—	—	77,155
Peter A. Feld	71,000	93,294	—	—	164,294
Eli Jones[1]	62,250	—	—	—	62,250
Carol R. Kaufman	82,667	93,294	—	—	175,961
Michelle McKenna-Doyle	78,083	93,294	—	—	171,377
John M. Morphy	24,083	77,771	—	—	101,854
Norman R. Sorensen	76,000	93,294	—	—	169,294
Austin P. Young	106,000	93,294	—	—	199,294
_________________________

[1]	Mr. Jones retired from the Board on June 30, 2016.

[2]
Represents the dollar amount recognized for financial statement reporting purposes with respect to 2016 for the fair value of stock awards made to directors during 2016, based on the closing price of our common stock on the date of grant. In the case of annual director equity awards that do not contain vesting or other restrictions, Insperity recognizes the entire fair value for financial statement reporting purposes in the year that the grant is made. In the case of initial director equity awards that contain vesting restrictions, we recognize the fair value for financial statement reporting purposes over the vesting period.

Insperity | 2017 Proxy Statement	37

REPORT OF THE FINANCE, RISK MANAGEMENT AND AUDIT COMMITTEE
The Finance, Risk Management and Audit Committee has been appointed by the Board to assist the Board in fulfilling its responsibility to oversee the financial affairs, risk management, accounting and financial reporting processes, and audits of the financial statements of the Company. We operate under a written charter adopted by the Board and reviewed annually by us. We have furnished the following report for 2016.
We have reviewed and discussed the Company’s consolidated audited financial statements as of and for the year ended December 31, 2016, with management and the independent auditor. We discussed with the independent auditor the matters required to be discussed by the standards adopted or referenced by the Public Company Accounting Oversight Board (“PCAOB”) and SEC, Communications with Audit Committees, as currently in effect.
We received from the independent auditor the written disclosures and letter required by the PCAOB regarding the independent auditor’s communications with us concerning independence, as currently in effect, and we discussed with the independent auditor its independence. We also considered the compatibility of the provision of non-audit services with the independent auditor’s independence.
Based on our reviews and discussions referred to above, we recommended that the Board include the audited consolidated financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2016, for filing with the SEC.
THE FINANCE, RISK MANAGEMENT AND AUDIT COMMITTEE
Austin P. Young, Chairperson
Carol R. Kaufman
John M. Morphy
Norman R. Sorensen
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors and officers and persons who own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership (Forms 3, 4, and 5) of our common stock with the SEC. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all such forms that they file.
In 2016, each of Messrs. Arizpe, Feld, Herink, Mincks, Sarvadi, Sharp and Rawson failed to timely report one transaction. Based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all other Section 16(a) reports with respect to the year ended December 31, 2016, applicable to its officers, directors and greater than 10% beneficial owners were timely filed.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Finance, Risk Management and Audit Committee has adopted a statement of policy and procedures with respect to related party transactions covering the review, approval or ratification of transactions involving the Company and “Related Parties” (generally, directors and executive officers and their immediate family members and 5% stockholders). The policy currently covers transactions in which the Company and any Related Party are participants and in which the Related Party has a material interest, other than transactions involving an amount equal to or less than $50,000 (individually or when aggregated with all similar transactions) and not involving non-employee directors. The policy generally requires that such transactions be approved by the Finance, Risk Management and Audit Committee in advance of the consummation or material amendment of the transaction. Under the policy, prior to entering into a related party transaction, full disclosure of all of the facts and circumstances relating to the transaction must be made to the Finance, Risk Management and Audit Committee, which will approve such transaction only if it is in, or is not inconsistent with, the best interests of the Company and our stockholders. In the event a transaction is not identified as a related party transaction in advance, it will be submitted promptly to the Finance, Risk Management and Audit Committee or the chairperson thereof, and such committee or chairperson, as the case may be, will evaluate the transaction and evaluate all options, including but not limited to ratification, amendment or termination of the transaction.
A significant component of our marketing strategy is the title sponsorship of the Insperity InvitationalTM golf tournament, a Champions PGA tour event held annually in The Woodlands, Texas, a suburb of Houston. Consistent with other PGA golf tournaments, the Insperity Invitational golf tournament benefits and is managed by a non-profit

38	Insperity | 2017 Proxy Statement

organization, Greater Houston Golf Charities (“GHGC”). In connection with our sponsorship, Mr. Jay E. Mincks, Executive Vice President of Sales and Marketing, serves as chairman of GHGC, a non-compensatory position. During 2016, the Company paid GHGC $3.6 million in sponsorship and tournament related expenses, as well as an additional $1.0 million in other event sponsorships and charitable contributions.
We provide PEO-related services to certain entities that are owned by, or have board members that are, Related Parties. These Related Parties include Mr. Richard G. Rawson and Mr. Paul J. Sarvadi or members of their families. The PEO service fees paid by such entities are within the pricing range of other unrelated clients of ours. During 2016, such client companies paid the Company the following service fees, which are presented net of the associated payroll costs:

Related Party	Net Service Fees	/	(Payroll Costs)
Mr. Rawson (four client companies)	$528,218		$(1,785,111)
Mr. Sarvadi (four client companies)	$400,179		$(728,202)
We made charitable contributions to non-profit organizations for which certain Related Parties serve as members of their board of directors. These Related Parties include Messrs. Sarvadi, Rawson and Mincks. During 2016, certain corporate employees were family members of certain Related Parties. Total salaries, commissions and incentive compensation paid during 2016 to family members of Messrs. Sarvadi, Rawson and Arizpe were $139,400 (two corporate employees), $126,564 (one corporate employee) and $352,011 (four corporate employees), respectively.
In the ordinary course of business, we occasionally charter private aircraft from a third-party air charter company for business travel, which also leases and operates an aircraft owned by Mr. Sarvadi. For the period from January 2016 through August 2016, when we chartered the aircraft owned by Mr. Sarvadi, we paid a rate that was approximately 7.5% lower than the standard rate charged to third parties who chartered Mr. Sarvadi’s aircraft (“Initial Rate”). Pursuant to a corporate policy that became effective in September 2016, when we charter the aircraft owned by Mr. Sarvadi, we only pay the estimated third-party incremental costs associated with that usage, which in 2016 was approximately 43% less than the Initial Rate of the aircraft. During 2016, we paid a total of $219,000 in connection with our usage of Mr. Sarvadi’s aircraft.
Pursuant to the 2016 Agreement, we reimbursed Starboard $100,000 of its legal fees.

Insperity | 2017 Proxy Statement	39

PROPOSAL NUMBER 2:
ADVISORY VOTE ON EXECUTIVE COMPENSATION
In accordance with Section 14A of the Exchange Act, we are providing our stockholders with an opportunity to make a non-binding recommendation on the compensation of our NEOs. This proposal, commonly referred to as “say-on-pay”, provides stockholders an opportunity to provide an overall assessment of the compensation of our NEOs rather than focus on any specific item of compensation. The advisory vote is a non-binding vote on the compensation of our NEOs, which is described in the “Compensation Discussion and Analysis” section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this proxy statement. Although the results of the vote on this proposal are not binding on the Board, the Board and Compensation Committee value stockholders’ opinions and will take the results into account when determining the future compensation of our NEOs. At the 2016 Annual Meeting of Stockholders, a substantial majority of the votes, over 88%, were cast in favor of our NEO compensation.
As set forth in the “Compensation Discussion and Analysis” section of this proxy statement, our Compensation Committee structured the compensation of our NEOs to emphasize our pay-for-performance philosophy. Our compensation program is designed to attract and retain key executives responsible for our success and to provide motivation for both achieving short-term business goals and enhancing long-term stockholder value. Please read the “Compensation Discussion and Analysis” section for additional details.
We have embedded features in our overall compensation programs which are aligned with the objectives of our business and designed to strengthen the link between the interests of our executive officers and those of our stockholders. Following is a summary of compensation practices that we have adopted and a list of pay practices that we avoid.
What Insperity has:

✓	Stock ownership guidelines requiring the CEO to hold shares equal to three times base salary and requiring non-employee directors to hold shares equal to three times the annual cash retainer
✓	Clawback policy for incentive compensation paid to any employee, including NEOs and other executive officers
✓	Minimum vesting period of three years for grants of restricted stock, stock options and phantom shares
✓	Double trigger requirement for early vesting of NEO equity awards in the event of a change in control
✓	Hedging policy prohibits employees and directors from engaging in hedging transactions involving shares of our common stock
✓	Pledging policy prohibits employees and directors from engaging in pledging transactions involving shares of our common stock that would be considered significant by the Board
✓	A lead independent director
✓	Compensation Committee composed entirely of outside, independent directors
✓	Independent compensation consultant hired by and reporting directly to the Compensation Committee
What Insperity does not have:

✗	Employment agreements with NEOs or other executive officers
✗	Executive pension or other similar retirement or supplemental benefits
✗	Single trigger change in control agreements for NEOs
✗	Tax gross-ups in the event of a change in control
✗	Medical coverage for retirees
✗	Excessive benefits and perquisites

40	Insperity | 2017 Proxy Statement

Stockholders are being asked to vote on the following resolution:
“RESOLVED, that the compensation paid to Insperity’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”
The Board recommends that stockholders indicate their support by selecting “For” when voting on our executive compensation program. While the results of the advisory vote are non-binding, the Board and Compensation Committee will consider the outcome of the vote when making future executive compensation decisions.

The Board unanimously recommends that you select “For” the adoption of the resolution approving the compensation of the Company’s NEOs. Properly dated and signed proxies will be so voted unless stockholders specify otherwise.

Insperity | 2017 Proxy Statement	41

PROPOSAL NUMBER 3:
ADVISORY VOTE ON THE FREQUENCY OF HOLDING THE ADVISORY VOTE ON EXECUTIVE COMPENSATION
In accordance with Section 14A of the Exchange Act, we are providing our stockholders with an opportunity to make a non-binding recommendation on how often we should include a “say-on-pay” proposal in our proxy materials for future annual stockholder meetings (a “say-on-pay frequency proposal”). Under this Proposal No. 3, stockholders may recommend their preference to hold a say-on-pay advisory vote every year, every two years, or every three years.
At the 2011 Annual Meeting of Stockholders, stockholders voted on a similar proposal and a majority recommended that we hold an annual advisory vote on executive compensation. In light of the 2011 stockholder advisory vote results, the Board has held a non-binding vote on NEO compensation annually thereafter. We are required to hold a say-on-pay frequency advisory vote every six years.
After careful consideration, the Board has determined that continuing to hold a say-on-pay advisory vote every year remains a valuable opportunity for our stockholders to express their opinion and provide feedback on our compensation practices. Although the results of the vote on this Proposal No. 3 are not binding on the Board, the Board and Compensation Committee value stockholders’ opinions and will take the results into account when determining the frequency of conducting a say-on-pay advisory vote.
Stockholders are being asked to vote on the following resolution:
“RESOLVED, on an advisory basis, that the stockholders’ preferred frequency for holding an advisory vote on the compensation paid to Insperity’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, shall either be once every year, once every two years, or once every three years, as determined by whichever frequency option receives the greatest number of votes cast.”
The Board recommends that stockholders vote to hold say-on-pay advisory votes every year (as opposed to every two years or three years). While the results of the advisory vote are non-binding, the Board and Compensation Committee will consider the outcome of the vote when evaluating whether it is in the best interest of our stockholders and the Company to hold a say-on-pay advisory vote more or less frequently than the option preferred by our stockholders.

The Board unanimously recommends that you select “One Year” for the say-on-pay frequency resolution. Properly dated and signed proxies will be so voted unless stockholders specify otherwise.

42	Insperity | 2017 Proxy Statement

PROPOSAL NUMBER 4:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
General
The Finance, Risk Management and Audit Committee has appointed the firm of Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm for the year ending December 31, 2017. If our stockholders do not ratify the appointment of Ernst & Young, then the Finance, Risk Management and Audit Committee will reconsider the appointment and may or may not consider the appointment of another independent registered public accounting firm for the Company for 2017 or future years. Ernst & Young has served as our independent registered public accounting firm since 1991. Representatives of Ernst & Young are expected to be present at the 2017 Annual Meeting of Stockholders and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from those attending the meeting.
Fees of Ernst & Young
Ernst & Young’s fees for professional services totaled $1,214,020 in 2016 and $1,154,300 in 2015. During 2016 and 2015, Ernst & Young’s fees for professional services included the following:

•
Audit Fees — fees for audit services, which relate to the consolidated audit, internal control audit in compliance with Sarbanes-Oxley Section 404, quarterly reviews, subsidiary audits and related matters, were $975,600 in 2016 and $930,880 in 2015.

•
Audit-Related Fees — fees for audit-related services, which consisted primarily of the SOC 1 Report, the retirement plan audits, and quarterly agreed-upon procedures, were $235,920 in 2016 and $220,920 in 2015.

•Tax Fees — there were no fees for tax services in 2016 or in 2015.

•	All Other Fees — there were fees of $2,500 in 2016 and $2,500 in 2015, which were annual subscription fees for Insperity’s use of Ernst and Young’s online research databases and other research tools.
The Finance, Risk Management and Audit Committee reviewed the non-audit services provided to us by Ernst & Young and considered whether the provision of such services was compatible with Ernst & Young maintaining its independence.
Finance, Risk Management and Audit Committee Pre-Approval Policy for Audit and Non-Audit Services
The Finance, Risk Management and Audit Committee has established a policy that requires pre-approval of the audit and non-audit services performed by the independent auditor. Unless a service proposed to be provided by the independent auditors has been pre-approved by the Finance, Risk Management and Audit Committee under its pre-approval policies and procedures, it will require specific pre-approval of the engagement terms by the Finance, Risk Management and Audit Committee. Under the policy, pre-approved service categories are generally provided for up to 12 months and must be detailed as to the particular services provided and sufficiently specific and objective so that no judgments by management are required to determine whether a specific service falls within the scope of what has been pre-approved. In connection with any pre-approval of services, the independent auditor is required to provide detailed back-up documentation concerning the specific services to be provided.
The Finance, Risk Management and Audit Committee may delegate pre-approval authority to one or more of its members, including a subcommittee of the Finance, Risk Management and Audit Committee. The member or members to whom such authority is delegated shall report any pre-approval actions taken by them to the Finance, Risk Management and Audit Committee at its next scheduled meeting. The Finance, Risk Management and Audit Committee does not delegate to management any of its responsibilities to pre-approve services performed by the independent auditor.
None of the services related to the Audit-Related Fees or Other Fees described above was approved by the Finance, Risk Management and Audit Committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC.

Insperity | 2017 Proxy Statement	43

Required Affirmative Vote
If the votes cast in person or by proxy at the 2017 Annual Meeting of Stockholders in favor of this proposal exceed the votes cast opposing the proposal, the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the year ending December 31, 2017, will be ratified. If the appointment of Ernst & Young is not ratified, the Finance, Risk Management and Audit Committee will reconsider the appointment.

The Board and the Finance, Risk Management and Audit Committee recommend that stockholders vote “For” the ratification of appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

44	Insperity | 2017 Proxy Statement

PROPOSAL NUMBER 5:
APPROVAL OF THE INSPERITY, INC. 2012 INCENTIVE PLAN, AS AMENDED AND RESTATED
The Board has unanimously adopted a resolution to submit to a vote of our stockholders the Insperity, Inc. 2012 Incentive Plan, as amended and restated (the “Amended Plan”), as set forth in Appendix A to this proxy statement.
Our Board adopted the 2012 Insperity, Inc. Incentive Plan (“Original Plan”) on May 16, 2012, and our stockholders approved the Original Plan at our 2012 Annual Meeting of Stockholders. We are asking our stockholders to approve the Amended Plan, effective as of the date of the 2017 Annual Meeting of Stockholders (the “Effective Date”), primarily to increase the number of shares that may become subject to awards, and to reapprove the material terms of the performance-based goals under the plan.
We are seeking stockholder approval to increase the number of shares of our common stock available for issuance under the Amended Plan by 1,000,000 shares. We believe that number will provide us with enough shares to support awards under the Amended Plan for at least four years based on the current price of our shares and anticipated future equity grants under the Amended Plan. In addition to reflecting the prior amendments to the Original Plan, the Amended Plan:

•
removes the requirement in the Original Plan that generally requires accelerated or single trigger vesting of awards upon a change in control of the Company and preserves the discretion of the Compensation Committee of our Board to accelerate or not accelerate awards upon a change in control of our Company;

•	confirms that the expiration of all options and stock appreciation rights granted under the Amended Plan will be no later than the 10th anniversary of their grant date;
•
adds a calendar year limit on total compensation (cash paid outside the Amended Plan and awards granted under the Amended Plan, excluding any amounts deferred from a prior calendar year) paid to a non-employee director by the Company of $500,000; and

•	increases the calendar year limit for awards payable to an employee in cash from $4,000,000 to $5,000,000.
Approval of the Amended Plan by our stockholders will also preserve the deductibility under the Internal Revenue Code (the “Code”) of performance-based awards paid to our Chief Executive Officer and our other executive officers. Section 162(m) of the Code denies an employer a tax deduction for certain compensation in excess of $1 million paid to “covered employees” of a publicly held corporation unless the compensation is qualified performance-based compensation. The regulations adopted under Section 162(m) of the Code generally require that stockholders approve the material terms of the performance-based goals, and that performance-based goals be submitted for reapproval no later than five years after the initial stockholder approval. Our stockholders approved the performance-based goals in the Original Plan when they approved the Original Plan at our 2012 Annual Meeting of Stockholders. In connection with approval of the Amended Plan, our stockholders will reapprove the material terms of the Amended Plan’s performance-based goals. The performance-based goals are described below under the caption “—Terms, Conditions and Limitations of Employee Awards—Performance Objectives.”
The Amended Plan’s purposes are to: (i) retain and attract persons of training, experience and ability to serve as employees of the Company and its subsidiaries and to serve as non‑employee directors of the Company; (ii) encourage a sense of proprietorship of such persons; and (iii) stimulate the active interest of such persons in the development and financial success of the Company and its subsidiaries. Our Board believes that the Amended Plan is designed to achieve its objectives.
Required Affirmative Vote
If the votes cast in person or by proxy at the Annual Meeting in favor of Proposal 5 exceed the votes cast opposing the proposal, the Amended Plan will be approved. If stockholders do not approve the Amended Plan, although the Company would continue to have the authority to grant awards under the terms of the Original Plan as currently in effect, the failure of the stockholders to reapprove the material terms of the performance-based goals as required to comply with Section 162(m) of the Code likely would cause the Company to lose tax deductions for certain compensation paid to covered employees.

Insperity | 2017 Proxy Statement	45

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE THE 2012 INCENTIVE PLAN, AS AMENDED AND RESTATED, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.
Summary of the Amended Plan
The following summary of the Amended Plan is qualified by reference to the full text thereof, which is attached as Appendix A to this proxy statement.
Current Awards Outstanding
In February 2017, the company certified performance results on outstanding LTIP awards and made its annual grant of restricted stock and LTIP awards to employees. A summary of shares outstanding under the Original Plan and the 2001 Plan that includes these events is provided below as of April 24, 2017:

Stock options outstanding	7,813
Weighted average exercise price	$30.59
Weighted average remaining contractual life	4.1 years
Restricted stock outstanding	382,422
LTIP awards outstanding	541,316
Shares remaining for grant under the Original Plan	377,925
Common Stock outstanding	21,069,303
Shares of Common Stock Reserved
The Original Plan originally reserved an aggregate number of 1,200,000 shares, plus 561,805 shares of our common stock reserved, but not issued, under the Insperity, Inc. 2001 Incentive Plan (the “2001 Plan”), and shares subject to outstanding awards under the 2001 Plan that are forfeited, terminated, expire unexercised, settled in cash, exchanged for awards that do not involve common stock, or withheld to pay the exercise price or taxes associated with such awards. As of April 24, 2017, there are 377,925 shares of our common stock in the Original Plan available for future awards. Please see footnote 4 to the “Securities Reserved for Issuance under the Equity Compensation Plans Table” for additional information. The Amended Plan would add 1,000,000 shares of our common stock for a total of 2,761,805 shares of our common stock reserved for awards under the Amended Plan (which includes 561,805 shares from the 2001 Plan), of which 1,377,925 shares of our common stock will be available for future awards under the Amended Plan. The share limit is subject to adjustment for certain transactions affecting our common stock. Shares subject to awards that are forfeited, terminated, expire unexercised, settled in cash, exchanged for awards that do not involve common stock, or withheld to pay the exercise price or taxes for an award, will not count against this limit and can be re‑granted under the Amended Plan.
Eligibility for Participation
All employees of the Company and its subsidiaries and non‑employee directors of the Company are eligible for awards under the Amended Plan.
Administration
The Amended Plan is administered by the Compensation Committee (the “Committee”) of the Board. The Committee will select the employees who will receive awards (“employee awards”), determine the type and terms of awards to be granted, and interpret and administer the Amended Plan. Our Board will have the power to grant awards to our non-employee directors (“director awards”) and determine the type and terms of the director awards. Neither the Board nor the Committee may delegate to any person the authority to grant awards to, or take other action with respect to, participants who are subject to Section 16 of the Securities Exchange Act of 1934, as amended.
Awards under the Amended Plan may be granted in tandem with other compensation. The Committee (or, the Board in the case of director awards) may extend the exercisability, accelerate vesting or exercisability and waive restrictions in any manner not adverse to the participant. However, without prior stockholder approval, stock options and

46	Insperity | 2017 Proxy Statement

stock appreciation rights granted under the Amended Plan may not be re‑priced or exchanged for a cash buyout or settlement with a lower exercise price. In certain limited circumstances for capitalization changes (for example, a stock split), the number of awards may be equitably adjusted.
Terms, Conditions and Limitations of Employee Awards
The Committee may grant employee awards to employees of the Company and its subsidiaries subject to the terms and conditions as determined by the Committee and as set forth in the Amended Plan in one or more of the following types of awards described below.
Performance Objectives
The Committee may condition any employee award under the Amended Plan on the achievement of one or more performance objectives. The term “performance objectives” means the objectives established by the Committee that are to be achieved with respect to an award, which may be described in terms of Company‑wide objectives, in terms of objectives that are related to performance of a division, subsidiary, department, business unit, product, service, business solution, geographic market or function within the Company or a subsidiary in which the participant receiving the award is employed, or in individual, worksite employee (including per individual, aggregate or average worksite employee(s)), or other terms, and which shall relate to the period of time determined by the Committee. The Committee shall determine the performance objectives to be achieved and the length of time allowed to achieve any performance objectives.
The performance objectives intended to qualify under Section 162(m) of the Code shall be with respect to one or more of the following (including on a standalone basis, or in combination with, or in relation to, other performance objectives and which may be subject to adjustments determined at the time the performance goals are established): cash flows; client margin; client retention; customer margin; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization expenses; earnings before taxes and unusual or nonrecurring items; earnings per share; earnings per share growth; economic value added; fee revenue; gross mark‑up per worksite employee; gross profit; net earnings; number of paid worksite employees; operating expenses; operating income; operating margin; profit margin; return on assets; return on capital employed in the business; return on equity; return on investment; return on sales; return on total capital; revenue; service efficiency; stock price performance; total profit; total revenue; total revenue less bonus payroll and total stockholder return.
The Committee determines, at the time the Award is granted, which performance objectives to use with respect to an award, the weighting of the objectives if more than one is used, and whether the objective is to be measured against a Company‑established budget or target, an index or a peer group of companies. A performance objective may include multiple measuring levels, with the size of the performance award based on the level attained. A performance objective need not be based on an increase or a positive result and may include, for example, maintaining the status quo or limiting economic losses.
Employee Stock Options
Stock options granted to employees are subject to such terms and conditions as may be established by the Committee, except that the option exercise price cannot be less than the fair market value per share of the our common stock on the date of grant. Stock options may be granted either as incentive stock options (“ISOs”) under Section 422 of the Code, nonqualified stock options or a combination thereof. No stock option may be exercised more than 10 years after the date of grant. Payment of the option exercise price may be by: (i) cash or check; (ii) transfer of shares of our common stock already owned by the optionee, if permitted by the Committee; or, (iii) a “cashless broker exercise” procedure.
Performance Awards
The Committee may grant a performance award consisting of any type of award or combination of awards. A performance award is subject to the achievement of one or more performance objectives.
Performance Units
The Committee may grant an award in performance units. Performance units are units equivalent to $100 (or such other value as the Committee determines) and may consist of payments in cash, shares of our common stock or a combination thereof, payable upon the achievement of specified performance goals.

Insperity | 2017 Proxy Statement	47

Stock Award (including Restricted Stock)
The Committee may grant an award of our common stock, which may be restricted stock, or an award that is denominated in units of our common stock.
Phantom Stock Award
The Committee may grant phantom shares of our common stock to employees, which may be payable in cash, shares of our common stock or a combination thereof.
Stock Appreciation Right
The Committee may grant an award that is in the form of a stock appreciation right (“SAR”). A SAR is the right to receive an amount of our common stock or cash equal to the appreciation in value of a specified number of shares of our common stock over a particular period of time not to exceed 10 years. SARs are subject to such terms and conditions as may be established by the Committee, except that the SAR exercise price cannot be less than the fair market value per share of our common stock on the date of grant.
Cash Award
The Committee may grant an award in cash.
Other Stock‑Based Awards
The Committee, in its discretion, may grant other forms of awards based on, or payable in, shares of our common stock.
Annual Award Limits for Employees
During any one calendar year, employee awards with respect to our common stock to any individual participant are limited to 400,000 shares from each of the following categories: (i) options or SARs; (ii) stock awards (excluding restricted stock), phantom stock awards or other stock‑based awards; and (iii) restricted stock. During any one calendar year, no employee participant may receive an aggregate payment under cash awards or performance awards payable in cash in excess of $5,000,000.
Terms, Conditions and Limitations of Director Awards
The Board may grant director awards to non‑employee directors that consist of the same forms of awards available to employees, excluding ISOs, with such awards subject to the terms and conditions determined by the Board and as set forth in the Amended Plan.
The Amended Plan provides that no non-employee director may be granted during any one calendar year director awards having a value determined on the grant date that, when added to all cash compensation paid to the director during the same calendar year excluding any amounts deferred from a prior calendar year, would exceed $500,000.
Other Terms and Limitations
Minimum Vesting Provisions for Certain Types of Employee Awards.
Stock options, phantom shares of our common stock, stock awards, and SARs, any of which are not performance awards, that are granted to employees are subject to a minimum vesting period of 3 years from the date of grant, provided that (i) vesting of such awards may occur pro-rata over the minimum vesting period, (ii) the Committee may provide for earlier vesting of such awards if granted in conjunction with an employee’s date of hire or upon termination of employment due to death, disability or a change in control, and (iii) the minimum vesting provisions do not apply to an award that is granted in lieu of salary or bonus.
Transferability
Awards under the Amended Plan generally will not be transferable other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order; provided, however, the Committee may, in its discretion,

48	Insperity | 2017 Proxy Statement

permit a participant to transfer all or a portion of any Award that is not an ISO to the participant’s “immediate family members” (as defined in the Amended Plan), or a trust for the exclusive benefit of immediate family members or a partnership in which immediate family members and the participant are the only partners.
Deferral
The Committee, in its discretion, may permit participants to elect to defer payment of some or all types of awards or provide for the deferral of an award. Deferrals will only be permitted in compliance with Section 409A of the Code.
Dividends and Interest
An award denominated in our common stock or units of our common stock may include dividends or dividend equivalent rights. The Committee may also establish rules for the crediting of interest on deferred cash payments and dividend equivalents for deferred payments denominated in our common stock or units of our common stock. No outstanding option or SAR has been granted with a dividend equivalent right.
Adjustments to Awards Following Grant
The Committee may provide for adjustment of awards following grant under the Amended Plan in limited circumstances. In the event of any common stock distribution or split, recapitalization, extraordinary distribution, merger, consolidation, combination or exchange of shares of our common stock or similar change or upon the occurrence of any other event that the Committee, in its sole discretion, deems appropriate, the Committee may adjust the number, price, award limitations and/or shares covered by an award to prevent diminution or enlargement of the benefits or potential benefits intended under the Amended Plan.
In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Committee shall be authorized to: (i) issue or assume awards; (ii) accelerate the vesting and exercisability of, or lapse of restrictions or cancellation thereof with respect to awards; and (iii) cancel and terminate unexercised awards in exchange for cash in an amount determined to be the fair market value of such awards. The Committee may amend any stock‑based award to reflect a change in accounting rules, and may amend any award that is not intended to meet the requirements of Section 162(m) of the Code for a significant event to reflect the original intent of the award.
Award Exercise
A participant must pay the exercise price of an award in cash at the time of exercise, unless the Committee permits the exercise price to be paid in the form of shares of our common stock or by surrendering all or part of that award or another award.
Tax Withholding
The Amended Plan permits the Committee to allow a participant, upon exercise, payment or vesting of an award, to satisfy any applicable tax withholding requirements in the form of shares of our common stock, including shares issuable upon exercise, payment or vesting of such award.
Change in Control
The Original Plan provides that, upon a “change in control” of the Company (as defined in the plan), all awards would become immediately exercisable or payable unless otherwise provided. While the Committee retains broad administrative authority to accelerate vesting or exercisability of awards under the Amended Plan, automatic single trigger accelerated vesting is not provided under the terms of the Amended Plan. The Amended Plan states that the Committee may provide in an agreement with the participant for a supplemental payment to mitigate the effect of “golden parachute” excise taxes. In the absence of such an agreement, certain payments payable to the participant, whether under the Amended Plan or otherwise (as listed in the Amended Plan), will be limited so as to avoid the impact of the golden parachute excise tax.
Amendment and Termination
The Board may amend, alter or discontinue the Amended Plan, except that no amendment or alteration that would impair the rights of a holder of any award shall be made without the holder’s consent, and no amendment or

Insperity | 2017 Proxy Statement	49

alteration shall be effective prior to approval by the stockholders to the extent the Board determines such approval is required by applicable laws, regulations or exchange requirements.
Federal Income Tax Consequences
Options
The Internal Revenue Code provides that a participant receiving a nonqualified option ordinarily does not realize taxable income upon the grant of the option. A participant does, however, realize compensation income taxation at ordinary income tax rates upon the exercise of a nonqualified option to the extent that the fair market value of our common stock on the date of exercise exceeds the option price. When the participant sells the shares acquired pursuant to a nonqualified option, any gain or loss will be short‑term or long‑term capital gain or loss.
The grant of an ISO does not result in taxable income to a participant. The exercise of an ISO also does not result in taxable income, provided that the circumstances satisfy the requirements in the Code. However, the exercise of an ISO may give rise to alternative minimum tax liability for the participant. In addition, if the participant does not dispose of the shares of our common stock acquired upon exercise of an ISO during the statutory holding period, then any gain or loss upon subsequent sale of the shares of our common stock will be a long‑term capital gain or loss. The statutory holding period lasts until the later of two years from the date the option is granted or one year from the date the shares of our common stock are transferred to the participant pursuant to the exercise of the option.
If the statutory holding period requirements for an ISO are satisfied, the Company may not claim any federal income tax deduction upon either the exercise of the ISO or the subsequent sale of the shares of our common stock received upon exercise. If these requirements are not satisfied (a “disqualifying disposition”), the amount of ordinary income taxable to the participant is the lesser of: (i) the fair market value of our common stock on the date of exercise minus the option price; or, (ii) the amount realized on disposition minus the option price. Any gain in excess of that amount is capital gain, while any loss recognized will be a capital loss.
For nonqualified options, the Company is generally entitled to a federal income tax deduction in an amount equal to the ordinary income realized by the participant.
Restricted Stock and Stock Awards
A participant acquiring a restricted stock award or other stock award will generally recognize ordinary income equal to the fair market value of the shares on the vesting date of the award, less any amount paid, if any, by the participant. Under Section 83(b) of the Code, a participant may elect to include in ordinary income at the time restricted stock is first issued, the excess of the fair market value of the stock at the time of issuance over the amount paid, if any, by the participant. In this event, any subsequent change in the value of the shares will be recognized for tax purposes as capital gain or loss upon disposition of the shares. A participant makes a Section 83(b) election by filing the election with the IRS no later than 30 days after the restricted stock is transferred to the participant. With a Section 83(b) election, the participant will not be entitled to any loss deduction if the shares with respect to which a Section 83(b) election was made are later forfeited. Absent a Section 83(b) election, any cash dividends or other distributions paid with respect to the restricted stock prior to the lapse of the restrictions or risk of forfeiture will be included in the participant’s ordinary income as compensation at the time of receipt and subsequent appreciation or depreciation will be recognized as capital gain or loss. The Company will generally be entitled to a deduction for federal income tax purposes at the same time and in the same amount that a participant recognizes ordinary income from restricted stock or stock awards under the Amended Plan.
Stock Appreciation Rights and Phantom Stock
Generally, a participant will not recognize any taxable income upon the award of SARs or phantom stock. At the time the participant receives the payment for the SAR or phantom stock, the fair market value of shares of our common stock or the amount of any cash received in payment for such awards generally is taxable compensation to the participant taxed as ordinary income. The Company or one of its subsidiaries will generally be entitled to a deduction for federal income tax purposes at the same time and in the same amount that a participant recognizes ordinary income from SARs or phantom stock under the Amended Plan.

50	Insperity | 2017 Proxy Statement

Performance Awards
A participant will generally not recognize any taxable income upon the grant of performance awards or performance units. Upon settlement of such awards, participants normally will recognize ordinary income in the year of receipt equal to the amount of cash and the fair market value of any shares of our common stock received. The Company or one of its subsidiaries will generally be entitled to a deduction for federal income tax purposes at the same time and in the same amount that a participant recognizes ordinary income from performance awards or performance units under the Amended Plan.
Certain Tax Code Limitations on Deductibility
Section 162(m) of the Code generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1,000,000 in any taxable year to the company’s principal executive officer or any of the company’s three other most highly compensated executive officers employed as of the end of the year (other than the principal executive officer or the principal financial officer), to the extent the compensation is not performance‑based. The Company has structured the Amended Plan so that resulting compensation can be designed to qualify as performance‑based compensation. However, the Committee may grant awards and compensations under the Amended Plan or otherwise that is or may become non-deductible and expects to consider whether it believes such grants are in our best interest, balancing tax efficiency with long-term strategic objectives. To allow the Company to qualify the compensation, it is seeking stockholder approval of the Amended Plan and the material terms of the related performance goals.
The exercisability of an option or SAR, the elimination of restrictions on restricted stock, or the payment of stock awards, performance awards or phantom stock, may be accelerated as a result of a change in control. If any of the foregoing occurs, and the total parachute payments to the participant are not sufficiently reduced under terms of the Amended Plan, an excess parachute payment under the Code could result, triggering a 20% excise tax (in addition to income tax otherwise owed) payable by the participant. The Company will not be entitled to a deduction for that portion of any “parachute payment” that is subject to the excise tax.
Section 409A
Section 409A to the Code generally provides that any deferred compensation arrangement that does not meet specific requirements regarding the timing of payouts, advance election of deferrals and restrictions on acceleration of payouts results in immediate taxation of any amounts deferred to the extent not subject to a substantial risk of forfeiture. In addition, tax on the amounts included in income as a result of not complying with Section 409A are increased by an interest component as specified by statute, and the amounts included in income are also subject to a 20% excise tax on the participant. In general, to avoid a Section 409A violation, amounts deferred may only be paid out on separation from service, disability, death, a specified time, a change in control (as defined by the Treasury Department) or an unforeseen emergency. Furthermore, the election to defer generally must be made in the calendar year prior to the performance of services, and any provision for accelerated payout other than for reasons specified by the Treasury may cause the amounts deferred to be subject to early taxation and to the imposition of the excise tax. Section 409A is broadly applicable to any form of deferred compensation other than tax‑qualified retirement plans and bona fide vacation, sick leave, compensatory time, disability pay or death benefits, and may be applicable to certain awards under the Amended Plan. The Company intends that any awards granted under the Amended Plan satisfy the requirements of Section 409A to avoid the imposition of the excise tax thereunder.
THE ABOVE SUMMARY OF THE EXPECTED EFFECT OF THE FEDERAL INCOME TAX UPON PARTICIPANTS IN THE AMENDED PLAN IS NOT COMPLETE, AND THE COMPANY RECOMMENDS THAT THE PARTICIPANTS CONSULT THEIR OWN TAX ADVISORS FOR ADVICE. MOREOVER, THE ABOVE SUMMARY IS BASED UPON CURRENT FEDERAL INCOME TAX LAWS, WHICH ARE SUBJECT TO CHANGE. THE TAX TREATMENT UNDER FOREIGN, STATE OR LOCAL LAW IS NOT COVERED IN THE ABOVE SUMMARY.
As of the date of the 2017 Annual Meeting of Stockholders, no awards will have been granted under the Amended Plan. Subject to stockholder approval of the Amended Plan, the allocation of awards in 2017 under the Amended Plan is not currently determinable because awards will be made in accordance with future decisions of the Committee following the general guidelines of the Amended Plan. A description of the awards granted during 2016 to our NEOs under the Original Plan can be found under “Executive Compensation—Compensation Discussion and Analysis—2016 Executive Compensation Decisions—2016 Equity Grants” and under the “Grants of Plan-Based Awards Table.”

Insperity | 2017 Proxy Statement	51

The Board unanimously recommends that you select “For” the Proposal to approve the Insperity, Inc. 2012 Incentive Plan, as amended and restated, and reapproval of the material terms of the performance-based goals taking into account the following:

•	The Company believes that its employees are recognized as the best in the industry and that equity-based compensation is critical to their recruitment and retention.
•	The Committee believes that restricted stock grants and other awards under the Amended Plan are a strategically favorable means of assuring employee alignment with stockholders.
•
The Amended Plan removes the provision in the Original Plan that generally requires the accelerated vesting of awards upon a change in control of our Company, and instead preserves the discretion of the Compensation Committee to accelerate or not accelerate awards upon a change in control.

•
The Amended Plan adds a limit on total compensation of a non-employee director, such that during any calendar year, total compensation paid to a non-employee director by the Company, including the grant date value of awards granted in such calendar year, but excluding any amounts deferred from a prior calendar year, may not exceed $500,000.

•
The Company believes awards under the Amended Plan support our “pay‑for‑performance” philosophy and motivate employees both to achieve short‑term business goals and to enhance long‑term stockholder value.

ADDITIONAL INFORMATION
Delivery of Proxy Statement
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for security holders and cost savings for companies. This year, a number of brokers and our transfer agent with account holders who are Insperity stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholder. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker and direct your written request to Insperity, Inc., Attention: Investor Relations Administrator, 19001 Crescent Springs Drive, Kingwood, Texas 77339, or contact the Investor Relations Administrator at 1-844-677-8332. We will promptly deliver a separate copy to you upon request.
Stockholder Proposals and Director Nominations for 2017 Annual Meeting of Stockholders
In order for director nominations and stockholder proposals to have been properly submitted for presentation at the 2017 Annual Meeting of Stockholders, we must have received notice between the dates of March 2, 2017, and April 1, 2017 in accordance with our Bylaws. We received no such notice, and no stockholder director nominations or proposals will be presented at the 2017 Annual Meeting of Stockholders.
Stockholder Proposals for Inclusion in Our 2018 Proxy Statement
Any proposal of a stockholder intended to be considered for inclusion in our proxy statement for the 2018 Annual Meeting of Stockholders must be received at our principal executive offices no later than the close of business on January 12, 2018 and otherwise comply with the requirements of Rule 14a-8 under the Exchange Act and with our Bylaws. If we change the date of the 2018 Annual Meeting of Stockholders by more than 30 days from the anniversary date of the 2017 meeting, stockholder proposals must be received a reasonable time before we begin to print and mail the proxy materials for the 2018 Annual Meeting of Stockholders. Our Bylaws also contain additional requirements, which are described in the next section.

52	Insperity | 2017 Proxy Statement

Stockholder Director Nominations and Proposals for 2018 Annual Meeting of Stockholders
Our Bylaws require timely advance written notice of stockholder nominations of director candidates and stockholder proposals. Notice of stockholder nominations or proposals will be considered timely for the 2018 Annual Meeting of Stockholders if we receive it not earlier than the close of business on February 16, 2018, and not later than the close of business on March 18, 2018. However, if the date of the 2018 Annual Meeting of Stockholders is advanced by more than 30 days prior to or delayed by more than 30 days after the anniversary date of the 2017 Annual Meeting of Stockholders, notice by the stockholder to be timely must be delivered or received not earlier than the close of business on the 120th day nor later than the close of business on the later of (1) the 90th day prior to the date of such Annual Meeting of Stockholders or (2) if less than 100 days’ prior notice or public disclosure of the scheduled meeting date is given or made, the 10th day following the earlier of the day on which notice of such meeting was mailed to stockholders or the day on which such public disclosure was made.
For director nominations, our Bylaws also require that such written notice set forth: (1) for each person whom the stockholder proposes to nominate for election, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or as otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including, without limitation, such person’s written consent to be named in the proxy statement as a nominee and to serve as a director if elected; and (2) as to such stockholder: (a) the name and address, as they appear on the Company’s books, of such stockholder; (b) the class and number of shares of our common stock that are beneficially owned by such stockholder; and (c) a description of all agreements, arrangements or understandings between such stockholder and each such person that such stockholder proposes to nominate as a director and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholder. Stockholders are also advised to review our Bylaws regarding the requirements for submitting director nominations.
In addition, for stockholder proposals, our Bylaws require that the written notice set forth as to each matter such stockholder proposes to bring before the Annual Meeting of Stockholders: (1) a brief description of the business desired to be brought before the Annual Meeting of Stockholders; (2) the reasons for conducting such business at the Annual Meeting of Stockholders; (3) the name and address, as they appear on the Company’s books, of such stockholder; (4) the class and number of shares of our common stock that is beneficially owned by such stockholder; and (5) any material interest of such stockholder in such business. Stockholders are also advised to review our Bylaws regarding the requirements for submitting proposals.

Insperity | 2017 Proxy Statement	53

FINANCIAL INFORMATION
A copy of the Company’s annual report on Form 10-K for the year ended December 31, 2016, as filed with the SEC, including any financial statements and schedules and exhibits thereto, may be obtained without charge by written request to Investor Relations Administrator, Insperity, Inc., 19001 Crescent Springs Drive, Kingwood, Texas 77339-3802.
By Order of the Board of Directors
/s/ Daniel D. Herink
Daniel D. Herink
Senior Vice President of Legal,
General Counsel and Secretary
April 28, 2017
Kingwood, Texas

54	Insperity | 2017 Proxy Statement

APPENDIX A
INSPERITY, INC.
2012 INCENTIVE PLAN

(As Amended and Restated Effective June 16, 2017)

1.Objectives. This Insperity, Inc. 2012 Incentive Plan (the “Plan”) is intended as an incentive to retain and attract persons of training, experience and ability to serve as employees of Insperity, Inc., a Delaware corporation (the “Company”), and its Subsidiaries and as nonemployee directors of the Company, to encourage the sense of proprietorship of such persons and to stimulate the active interest of such persons in the development and financial success of the Company and its Subsidiaries.
2.Definitions. As used herein, the terms set forth below shall have the following respective meanings:
“2001 Incentive Plan” means the Insperity, Inc. 2001 Incentive Plan, as amended, formerly known as the Administaff, Inc. 2001 Incentive Plan.
“Award” means an Employee Award or a Director Award.
“Award Agreement” means an agreement between the Company and a Participant in such form as is deemed acceptable by the Committee that sets forth the terms, conditions and limitations applicable to an Award.
“Board” means the Board of Directors of the Company.
“Cash Award” means an Award payable in cash.
“Change in Control” means:
(a)the date of the acquisition by any “person” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), excluding the Company or any of its Subsidiaries, of beneficial ownership (within the meaning of Rule 13d‑3 under the Exchange Act) of 30% or more of either the then outstanding shares of common stock of the Company or the then outstanding voting securities entitled to vote generally in the election of directors; or
(b)the date the individuals who constitute the Board as of March 1, 2017 (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Board, provided that any person becoming a director subsequent to March 1, 2017, whose appointment, election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the disinterested, non-management directors shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board; or
(c)the date of consummation of a merger, consolidation, recapitalization, reorganization, sale or disposition of all or a substantial portion of the Company’s assets or the issuance of shares of stock of the Company in connection with the acquisition of the stock or assets of another entity, provided, however, that a Change in Control shall not occur under this clause (c) if consummation of the transaction would result in at least 65% of the total voting power represented by the voting securities of the Company (or, if not the Company, the entity that succeeds to all or substantially all of the Company’s business) outstanding immediately after such transaction being beneficially owned (within the meaning of Rule 13d‑3 promulgated pursuant to the Exchange Act) by at least 65% of the holders of outstanding voting securities of the Company immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction.
“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.
“Committee” means the Compensation Committee of the Board or any other committee as may be designated by the Board.
“Common Stock” means the common stock, par value $0.01 per share, of the Company or any security into which such Common Stock may be changed by reason of any transaction or event of the type described in Section 13.
“Company” means Insperity, Inc., a Delaware corporation.

Insperity | 2017 Proxy Statement	55

“Director” means a member of the Board, excluding any individual who is also an employee of the Company or any Subsidiary.
“Director Award” means any Option (other than an ISO), Performance Award, Phantom Stock Award, Cash Award, Stock Award, Stock Appreciation Right or Other Stock‑Based Award, whether granted singly, in combination or in tandem, to a Participant who is a Director pursuant to any applicable terms, conditions and limitations as the Board may establish in order to fulfill the objectives of the Plan.
“Employee” means an individual employed by the Company or any Subsidiary. For purposes of this Plan, an Employee also includes any individual who has been offered employment by the Company or any Subsidiary, provided that (a) any Award granted to such prospective employee shall be canceled if such individual fails to commence such employment, (b) no payment of value may be made in connection with such Award until such individual has commenced such employment and (c) such individual may not be granted an ISO prior to the date the individual actually commences employment.
“Employee Award” means any Option, Performance Award, Phantom Stock Award, Cash Award, Stock Award, Stock Appreciation Right or Other Stock‑Based Award, whether granted singly, in combination or in tandem, to a Participant who is an Employee pursuant to any applicable terms, conditions and limitations as the Committee may establish in order to fulfill the objectives of the Plan.
“Exercise Price” means the price at which the Option Shares may be purchased or SARs may be exercised under the terms of the Award Agreement.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
“Fair Market Value” of a share of Common Stock means, as of a particular date, (a) if shares of Common Stock are listed on a national securities exchange, the closing sales price per share of Common Stock on the consolidated transaction reporting system for the principal national securities exchange on which shares of Common Stock are listed on that date or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported; (b) if the Common Stock is not so listed or quoted, the average of the closing bid and ask price on that date or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by an inter-dealer quotation system; or (c) if none of the above is applicable, then such amount as may be determined by the Committee or the Board in such a manner as it deems in good faith to be the fair market value per share of Common Stock.
“Grant Date” means the date specified in the Award Agreement on which an Award will become effective.
“ISO” means an incentive stock option within the meaning of Code Section 422.
“Option” means a right to purchase a particular number of shares of Common Stock at a particular Exercise Price, subject to certain terms and conditions as provided in this Plan and Award Agreement. An Option may be in the form of an ISO or a nonqualified stock option within the meaning of Code Section 83.
“Option Shares” means the shares of Common Stock covered by a particular Option.
“Original Plan” means the Insperity, Inc. 2012 Incentive Plan, as originally approved by the Company’s stockholders on May 16, 2012, and as thereafter amended prior to the effective date hereof.
“Other Stock‑Based Award” means any stock‑based Award that shall consist of a right that is not an Option, Performance Award, Phantom Stock Award, Stock Award or SAR and is (i) denominated or payable in; (ii) valued in whole or in part by reference to; or (iii) otherwise based on or related to shares of Common Stock as is deemed by the Committee to be consistent with the terms of the Plan.
“Participant” means an Employee or a Director to whom an Award has been granted under this Plan.
“Performance Award” means an Award, such as a Performance Unit, that is subject to the achievement of one or more Performance Objectives established by the Committee.
“Performance Objectives” means the objectives, if any, established by the Committee that are to be achieved with respect to an Award granted under this Plan, which may be described in terms of Company-wide objectives, in terms of objectives that are related to performance of a division, Subsidiary, department, business unit, product, service,

Insperity | 2017 Proxy Statement	56

business solution, geographic market or function within the Company or a Subsidiary in which the Participant receiving the Award is employed, or in individual, worksite employee (including per individual, aggregate or average worksite employee(s)), or other terms, and which shall relate to the period of time determined by the Committee. The Performance Objectives intended to qualify under Code Section 162(m) shall be with respect to one or more of the following (including on a standalone basis, or in combination with, or in relation to, other Performance Objectives and which may be subject to adjustments determined at the time the Performance Goals are established): (a) cash flows; (b) client margin; (c) client retention; (d) customer margin; (e) earnings before interest and taxes; (f) earnings before interest, taxes, depreciation and amortization expenses; (g) earnings before taxes and unusual or nonrecurring items; (h) earnings per share; (i) earnings per share growth; (j) economic value added; (k) fee revenue; (l) gross mark-up per worksite employee; (m) gross profit; (n) net earnings; (o) number of paid worksite employees; (p) operating expenses; (q) operating income; (r) operating margin; (s) profit margin; (t) return on assets; (u) return on capital employed in the business; (v) return on equity; (w) return on investment; (x) return on sales; (y) return on total capital; (z) revenue; (aa) service efficiency; (bb) stock price performance; (cc) total profit; (dd) total revenue; (ee) total revenue less bonus payroll and (ff) total stockholder return.
The Committee shall determine, in its sole discretion, at the time of grant of an Award, which Performance Objectives to use with respect to an Award, the weighting of such objectives if more than one is used and whether such objective(s) is (are) to be measured against a Company-established budget or target, an index or a peer group of companies. A Performance Objective may include multiple measuring levels, including but not limited to, threshold, target, stretch and maximum levels of performance with the size of the Performance Award based on the level attained of performance. A Performance Objective need not be based on an increase or a positive result and may include, for example, maintaining the status quo or limiting economic losses.
“Performance Unit” means a unit equivalent to $100 or such other value as determined by the Committee.
“Phantom Stock Award” means the right to receive the value of a specified number of shares of Common Stock.
“Plan” means the Insperity, Inc. 2012 Incentive Plan, as amended and restated effective June 16 2017, as may be amended from time to time.
“Restricted Stock” means shares of Common Stock that are restricted or subject to forfeiture provisions.
“Stock Appreciation Rights” or “SARs” means the right to receive an amount of Common Stock equal to the appreciation in value of a specified number of shares of Common Stock over a particular period of time.
“Stock Award” means an Award denominated in or payable in shares of Common Stock, which may be Restricted Stock.
“Subsidiary” means (a) with respect to any Awards other than ISOs, (i) in the case of a corporation, any corporation of which the Company directly or indirectly owns shares representing 50% or more of the combined voting power of the shares of all classes or series of capital stock of such corporation that have the right to vote generally on matters submitted to a vote of the stockholders of such corporation and (ii) in the case of a partnership or other business entity not organized as a corporation, any such business entity of which the Company directly or indirectly owns 50% or more of the voting, capital or profits interests (whether in the form of partnership interests, membership interests or otherwise) and (b) with respect to Awards of ISOs, any subsidiary within the meaning of Code Section 424(f).
3.Plan Administration and Designation of Participants. All Employees of the Company and its Subsidiaries and all Directors of the Company are eligible for Awards under this Plan. The Board or the Committee shall select the Participants from time to time by the grant of Employee Awards under this Plan and, subject to the terms and conditions of this Plan, shall determine all terms and conditions of the Employee Awards.
This Plan shall be administered by the Committee, which shall have full and exclusive power to interpret this Plan and to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or appropriate.
The Committee may, in its discretion, in whole or in part of an Employee Award, extend the exercisability, accelerate the vesting or exercisability, eliminate or make less restrictive any restrictions, waive any restriction or other provision of the Plan or an Employee Award or otherwise amend or modify an Employee Award in any manner that is either (a) not adverse to the Participant to whom such Employee Award was granted or (b) consented to by such Participant. Notwithstanding anything herein to the contrary, without the prior approval of the Company’s stockholders, Options and SARs issued under the Plan will not be repriced, replaced or regranted through cancellation, decrease in the

Insperity | 2017 Proxy Statement	57

Exercise Price or exchanged for a cash buyout or settlement, except as provided by the adjustment provisions of Section 13.
No member of the Board or the Committee shall be liable for anything done or omitted to be done by him or her, by any member of the Board or the Committee or by any officer of the Company in connection with the performance of any duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute.
The Board shall have the same powers as the Committee with respect to Director Awards. With respect to Director Awards, references in this Plan to the “Committee” shall be deemed to mean the Board.
4.Delegation of Authority. The Board or Committee may delegate to a committee of one or more members of the Board the duties of the Committee under this Plan with respect to Employee Awards pursuant to such conditions or limitations as each may establish, except that neither may delegate to any person the authority to grant Awards to, or take other action with respect to, Participants who are subject to Section 16 of the Exchange Act.
5.Award Agreement. Each Award granted hereunder shall be described in an Award Agreement, which shall be subject to the terms and conditions of this Plan and shall be accepted in such manner as is deemed acceptable by the Committee by the Participant and by the appropriate officer for and on behalf of the Company.
6.Shares of Common Stock Reserved for this Plan.
(a)Subject to adjustment as provided in Section 13 hereof, a total of 2,200,000 shares of Common Stock (which includes 1,200,000 shares that were previously approved by the Company’s stockholders for awards under the Original Plan), plus (i) 561,805 shares which had been reserved but not issued pursuant to any awards granted under the Company’s stockholder approved 2001 Incentive Plan as of the effective date of the Original Plan and (ii) any shares subject to outstanding Awards under the 2001 Incentive Plan that are forfeited, terminated, expire unexercised, settled in cash, exchanged for Awards that do not involve Common Stock, used to pay the exercise price or used in satisfaction of the tax withholding obligation, shall be reserved for issuance upon the exercise or payment of Awards granted pursuant to this Plan. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.
(b)The Committee and the appropriate officers of the Company shall from time to time take whatever actions are necessary to execute, acknowledge, file and deliver any documents required to be filed with or delivered to any governmental authority or any stock exchange or transaction reporting system on which shares of Common Stock are listed or quoted in order to make shares of Common Stock available for issuance pursuant to this Plan.
(c)Awards that are forfeited, terminated, expire unexercised in such a manner that all or some of the shares of Common Stock subject thereto are not issued to a Participant, are settled in cash or are exchanged for Awards that do not involve Common Stock, shall again immediately become available for the granting of Awards under this Plan. If the exercise price paid or the tax withholding obligation resulting from the settlement of any such option or other Award is satisfied by withholding shares of Common Stock, only the number of shares of Common Stock issued net of the shares of Common Stock withheld shall be deemed delivered for purposes of determining usage of shares against the maximum number of shares of Common Stock available for delivery under the Plan or any sublimit set forth above.
(d)The Committee may from time to time adopt and observe such rules and procedures concerning the counting of shares against the Plan maximum or any sublimit as it may deem appropriate, including rules more restrictive than those set forth above to the extent necessary to satisfy the requirements of any national stock exchange on which the Common Stock is listed or any applicable regulatory requirement.
7.Employee Awards.
(a)Options. An Employee Award may be in the form of an Option. The Exercise Price of an Option granted under this Plan shall not be less than 100% of the Fair Market Value of the Common Stock at the time of the grant.
(i)Incentive Stock Options. Options granted to Employees hereunder may be ISOs. An ISO shall consist of a right to purchase a specified number of shares of Common Stock at a price specified by the Committee in the Award Agreement or otherwise, which shall not be less than the Fair

Insperity | 2017 Proxy Statement	58

Market Value of the Common Stock on the Grant Date. Any ISO granted shall expire not later than ten (10) years after the Grant Date, with the expiration date to be specified by the Committee in the Award Agreement. Any ISO granted must, in addition to being subject to applicable terms, conditions and limitations established by the Committee, comply with Code Section 422. All other terms, conditions and limitations applicable to ISOs shall be determined by the Committee.
(ii)Nonqualified Stock Options. Options granted to Employees may be nonqualified stock options within the meaning of Code Section 83. A nonqualified stock option shall consist of a right to purchase a specified number of shares of Common Stock at a price specified by the Committee in the Award Agreement or otherwise, which shall not be less than the Fair Market Value of the Common Stock on the Grant Date. The expiration date of the nonqualified stock option shall be specified by the Committee in the Award Agreement and shall not be later than ten (10) years after the Grant Date. All other terms, conditions and limitations applicable to nonqualified stock options shall be determined by the Committee.
(b)Performance Award. An Employee Award may be in the form of a Performance Award, such as a Performance Unit. A Performance Award shall be subject to the achievement of one or more Performance Objectives. All other terms, conditions and limitations applicable to Performance Awards shall be determined by the Committee.
(c)Stock Award (including Restricted Stock). An Employee Award may consist of Common Stock or may be denominated in units of Common Stock. All terms, conditions and limitations applicable to any Stock Award pursuant to this Plan shall be determined by the Committee.
(d)Phantom Stock Award. An Employee Award may be in the form of Phantom Stock or other bookkeeping account tied to the value of shares of Common Stock. All terms, conditions and limitations applicable to any Phantom Stock Award shall be determined by the Committee.
(e)Stock Appreciation Right. An Employee Award may be in the form of SARs. All terms, conditions and limitations applicable to any Employee Awards of SARs shall be determined by the Committee; provided, however, that the Exercise Price specified by the Committee in the Award Agreement or otherwise shall not be less than the Fair Market Value of the Common Stock at the Grant Date and the SAR shall expire no later than ten (10) years after the Grant Date.
(f)Cash Award. An Employee Award may be in the form of a Cash Award. All terms, conditions and limitations applicable to any Cash Award shall be determined by the Committee.
(g)Other Stock‑Based Awards. An Employee Award may be in the form of any Other Stock‑Based Award. All terms, conditions and limitations applicable to any Other Stock‑Based Award shall be determined by the Committee.
(h)Employee Award Limits. The following limitations shall apply to any Award made hereunder:
(i)Notwithstanding anything herein to the contrary, no Participant may be granted, during any one calendar year period, Options or SARs covering more than 400,000 shares of Common Stock.
(ii)Notwithstanding anything herein to the contrary, no Participant may receive, during any one calendar year period, an aggregate payment under Cash Awards or Performance Awards payable in cash in excess of $5,000,000.
(iii)Notwithstanding anything herein to the contrary, no Participant may be granted, during any one calendar year period, more than 400,000 shares of Common Stock pursuant to Stock Awards (excluding Restricted Stock but including Stock Awards denominated in units of Common Stock), Phantom Stock Awards or Other Stock-Based Awards.
(iv)Notwithstanding anything herein to the contrary, no Participant may be issued, during any one calendar year period, Restricted Stock covering more than 400,000 shares of Common Stock.

Insperity | 2017 Proxy Statement	59

(i)Minimum Vesting for Certain Types of Employee Awards. Any Option, Phantom Stock Award, Restricted Stock, Stock Appreciation Right, or Stock Award, granted to an Employee, which is not a Performance Award, shall be granted with a minimum vesting period of three (3) years from the Grant Date, provided that:
(i)Vesting of the Employee Award may occur pro-rata over the vesting period, or in accordance with a vesting schedule that does not provide for vesting to occur quicker than pro-rata over the vesting period.
(ii)The Committee may provide for earlier vesting for an Employee Award granted in conjunction with an Employee’s date of hire or upon a termination of employment by reason of death, disability or Change of Control.
(iii)The three (3) year minimum vesting period shall not apply to an Employee Award that is granted in lieu of salary or bonus.
8.Directors Awards.
(a)Awards to Directors. The Board has the sole authority to grant Director Awards from time to time in accordance with this Section 8. Director Awards may consist of the forms of Award described in Section 7, other than ISOs, and shall be granted subject to such terms and conditions as specified in Section 7.
(b)Director Award Limits. No Director may be granted during any one calendar year Director Awards having a value determined on the Grant Date that, when added to all cash compensation paid to the Director during the same calendar year excluding any amounts deferred from a prior calendar year, would exceed $500,000.
9.Payment of Awards.
(a)General. Payment of Awards may be made in the form of cash or, if permitted, by the Committee by transfer of Common Stock or combinations thereof and may include such restrictions as the Committee shall determine, including, in the case of Common Stock, restrictions on transfer and forfeiture provisions.
(b)Deferral. The Committee may, in its discretion, (i) permit selected Participants to elect to defer payments of some or all types of Awards in accordance with procedures established by the Committee or (ii) provide for the deferral of an Award in an Award Agreement or otherwise.
(c)Dividends and Interest. Dividends or dividend equivalent rights may be extended to and made part of any Award denominated in Common Stock or units of Common Stock, subject to such terms, conditions and restrictions as the Committee may establish. The Committee may also establish rules and procedures for the crediting of interest on deferred cash payments and dividend equivalents for deferred payment denominated in Common Stock or units of Common Stock.
(d)Substitution of Awards. At the discretion of the Committee, a Participant who has been granted an Employee Award may be offered an election to substitute an Employee Award for another Employee Award or Employee Awards of the same or different type, subject to the overall limits expressed in this Plan; provided, however, that except as provided in Section 3, in no event may the Exercise Price of an outstanding Option or SAR be reduced by modification, substitution or any method, nor exchanged for a cash buyout or settlement, without the prior approval of the Company’s stockholders.
(e)No Fractional Shares. The Committee shall not be required to issue any fractional shares of Common Stock under this Plan. The Committee, in its sole discretion, may provide for the elimination of fractions for the settlement of fractions in cash.
10.Option Exercise. The price at which shares of Common Stock may be purchased under an Option shall be paid in full at the time of exercise in cash or, if permitted by the Committee, by means of tendering Common Stock or surrendering all or part of that or any other Award, including Restricted Stock, valued at Fair Market Value on the date of exercise, or any combination thereof. The Committee shall determine acceptable methods for tendering Common Stock or Awards to exercise a stock option as it deems appropriate. The Committee may provide for procedures to permit the exercise or purchase of Awards by use of the proceeds to be received from the sale of Common Stock issuable pursuant to an Award. Unless otherwise provided in the applicable Award Agreement, in the event shares of Restricted Stock are

Insperity | 2017 Proxy Statement	60

tendered as consideration for the exercise of a stock option, a number of the shares issued upon the exercise of the stock option, equal to the number of shares of Restricted Stock used as consideration therefor, shall be subject to the same restrictions as the Restricted Stock so submitted as well as any additional restrictions that may be imposed by the Committee.
11.Termination of Employment or Service. Upon the termination of employment or service by a Participant, any unexercised, deferred or unpaid Awards shall be treated as provided in the specific Award Agreement evidencing the Award. Unless otherwise specifically provided in the Award Agreement, each Award granted pursuant to this Plan that is an Option shall immediately terminate to the extent the Option is not vested (or does not become vested as a result of such termination of employment or service) on the date the Participant terminates employment or service with the Company or its Subsidiaries.
12.Assignability. Unless otherwise permitted by the Committee, no Award granted under this Plan shall be sold, transferred, pledged, assigned or otherwise alienated or hypothecated by a Participant other than by (a) will or the laws of descent and distribution or (b) a qualified domestic relations order. During the lifetime of a Participant, any Award shall be exercisable only by him, or in the case of a Participant who is mentally incapacitated, the Award shall be exercisable by his guardian or legal representative. The Committee may prescribe and include in applicable Award Agreements other restrictions on transfer. Any attempted assignment or transfer in violation of this Section 12 shall be null and void. Upon the Participant’s death, the personal representative or other person entitled to succeed to the rights of the Participant (the “Successor Participant”) may exercise such rights. A Successor Participant must furnish proof satisfactory to the Company of his or her right to exercise the Award under the Participant’s will or under the applicable laws of descent and distribution.
Subject to approval by the Committee in its sole discretion, other than with respect to ISOs, all or a portion of the Awards granted to a Participant under this Plan may be transferable by the Participant, to the extent and only to the extent specified in such approval, to (a) the spouse, children or grandchildren (including adopted and stepchildren and grandchildren) of the Participant (“Immediate Family Members”), (b) a trust or trusts for the exclusive benefit of such Immediate Family Members and, if applicable, the Participant or (c) a partnership or partnerships in which such Immediate Family Members and, if applicable, the Participant are the only partners. Subsequent transfers of transferred Awards shall be prohibited except by will or the laws of descent and distribution, unless such transfers are made to the original Participant or a person to whom the original Participant could have made a transfer in the manner described herein. No transfer shall be effective unless and until written notice of such transfer is provided to the Committee, in the form and manner prescribed by the Committee. Following transfer, any such Awards shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, and except as otherwise provided herein, the term “Participant” shall be deemed to refer to the transferee. No transferred Options shall be exercisable unless arrangements satisfactory to the Company have been made to satisfy any tax withholding obligations the Company may have with respect to the Options. The consequences of termination of employment or service shall continue to be applied with respect to the original Participant, following which the Awards shall be exercisable by the transferee only to the extent and for the periods specified in this Plan and the Award Agreement.
13.Adjustments.
(a)The existence of outstanding Awards shall not affect in any manner the right or power of the Company or its stockholders to make or authorize (i) any or all adjustments, recapitalization, reorganizations or other changes in the ownership of the Company or its business, (ii) any merger or consolidation of the Company, (iii) any issue of bonds, debentures or other obligations, (iv) the dissolution or liquidation of the Company, (v) any sale or transfer of all or any part of its assets or business or (vi) any other Company act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.
(b)In the event of any Common Stock distribution or split, recapitalization, extraordinary distribution, merger, consolidation, combination or exchange of shares of Common Stock or similar change or upon the occurrence of any other event that the Committee, in its sole discretion, deems appropriate, (i) the number of shares of Common Stock reserved under this Plan and covered by outstanding Awards, (ii) the Exercise Price in respect of such Awards, (iii) the appropriate value and price determinations for such Awards, (iv) the per person limitation on Awards of Options and SARs and (v) the kind of shares covered thereby (including shares of another issuer) shall be adjusted as appropriate.
(c)In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Committee shall be authorized (i) to issue or assume Awards, regardless of

Insperity | 2017 Proxy Statement	61

whether in a transaction to which Section 424(a) of the Code applies, by means of substitution of new Awards, as appropriate, for previously issued Awards or to assume previously issued Awards as part of such adjustment, (ii) to make provision, prior to the transaction, for the acceleration of the vesting and exercisability of, or lapse of restrictions with respect to, Awards (to the extent not otherwise provided under Sections 7 or 8) and the termination of Options or SARs that remain unexercised at the time of such transaction or (iii) to provide for the acceleration of the vesting and exercisability of any Awards and the cancellation thereof (to the extent not otherwise provided under Sections 7 or 8) and to deliver to the Participants cash in an amount that the Board shall determine in its sole discretion is equal to the fair market value of such Awards on the date of such event, which in the case of Options or SARs shall be the excess of the Fair Market Value of Common Stock on such date over the exercise or strike price of such Award.
(d)The Committee, in its sole discretion and without the consent of the Participant, may amend (i) any stock-based Award to reflect a change in accounting rules required by the Financial Accounting Standards Board and (ii) any Award that is not intended to meet the requirements of Code Section 162(m), to reflect a significant event that the Committee, in its sole discretion, believes to be appropriate to reflect the original intent in the grant of the Award.
14.Tax Withholding. The Company shall have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of cash or shares of Common Stock under this Plan, an appropriate amount of cash or number of shares of Common Stock or a combination thereof for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes. The Committee may also permit withholding to be satisfied by the transfer to the Company of shares of Common Stock theretofore owned by the holder of the Award with respect to which withholding is required. If shares of Common Stock are used to satisfy tax withholding, such shares shall be valued as provided in the applicable Award Agreement or as otherwise determined by the Committee.
15.Amendments or Termination. The Board may amend, alter or discontinue this Plan, except that (a) no amendment or alteration that would impair the rights of any Participant under any Award that he has been granted shall be made without his consent and (b) no amendment or alteration shall be effective prior to approval by the Company’s stockholders to the extent such approval is required by applicable legal requirements or the requirements of the securities exchange on which the Company’s Common Stock is listed.
16.Restrictions. No shares of Common Stock or other form of payment shall be issued with respect to any Award unless the Company shall be satisfied based on the advice of its counsel that such issuance will be in compliance with applicable federal and state securities laws and the requirements of any securities exchange or transaction reporting system upon which the Common Stock is then listed.
17.Unfunded Plan. Insofar as it provides for Awards of cash, Common Stock or rights thereto, this Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to cash, Common Stock or rights thereto under this Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash, Common Stock or rights thereto, nor shall this Plan be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any cash, Common Stock or rights thereto to be granted under this Plan. Any liability or obligation of the Company to any Participant with respect to a grant of cash, Common Stock or rights thereto under this Plan shall be based solely upon any contractual obligations that may be created by this Plan and any Award Agreement, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. None of the Company, the Board or the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.
18.Parachute Payment Limitation. Notwithstanding any contrary provision of the Plan, the Committee may provide in the Award Agreement or in any other agreement with the Participant for a limitation on the acceleration of vesting and exercisability of unmatured Awards to the extent necessary to avoid or mitigate the impact of the golden parachute excise tax under Section 4999 of the Code on the Participant or may provide for a supplemental payment to be made to the Participant as necessary to offset or mitigate the impact of the golden parachute excise tax on the Participant. In the event the Award Agreement or other agreement with the Participant does not contain any contrary provision regarding the method of avoiding or mitigating the impact of the golden parachute excise tax under Section 4999 of the Code on the Participant, then notwithstanding any contrary provision of this Plan, the aggregate present value of all parachute payments payable to or for the benefit of a Participant, whether payable pursuant to this Plan or otherwise,

Insperity | 2017 Proxy Statement	62

shall be limited to three times the Participant’s base amount less one dollar. The order of such limitation, to the extent necessary, shall be: (a) severance payments; (b) cash payments outside of the Plan; and (c) unvested Performance Awards, in order that this limitation not be exceeded. For purposes of this Section 18, the terms “parachute payment,” “base amount” and “present value” shall have the meanings assigned thereto under Section 280G of the Code. It is the intention of this Section 18 to avoid excise taxes on the Participant under Section 4999 of the Code or the disallowance of a deduction to the Company pursuant to Section 280G of the Code.
19.Code Section 409A Compliance. The Board intends that any Awards under the Plan satisfy the requirements of Section 409A of the Code and related regulations and Treasury pronouncements (“Section 409A”) to avoid the imposition of excise taxes thereunder. If any provision of the Plan or an Award Agreement under the Plan would result in the imposition of an excise tax under Section 409A, that provision will be reformed to avoid imposition of the excise tax and no action taken to comply with Section 409A shall be deemed to impair the rights of any Participant under the Plan or an Award Agreement under the Plan.
20.Indemnification. The Company shall indemnify and hold harmless any member of the Board or the Committee and other individuals, including Employees and Directors, performing services on behalf of the Committee, against any liability, cost or expense arising as a result of any claim asserted by any person or entity under the laws of any state or of the United States with respect to any action or failure to act of such individuals taken in connection with this Plan, except claims or liabilities arising on account of the willful misconduct or bad faith of such Board member, Committee member or individual.
21.Right to Employment or Service. The granting of any Award shall not impose upon the Company any obligation to maintain any Participant as an Employee or a Director and shall not diminish the power of the Company to terminate any Participant’s employment or service at any time.
22.Governing Law. This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Texas.
23.Effective Date of the Amended and Restated Plan. This Plan, as amended and restated herein, shall be effective as of June 16, 2017, subject to approval of the Plan at the 2017 annual meeting of the stockholders of the Company. If the stockholders of the Company should fail to so approve this Plan on such date, this Plan shall not be of any force or effect and the Original Plan shall continue in force and effect.

Insperity | 2017 Proxy Statement	63

Insperity®

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 PM, Eastern Time, on June 15, 2017.

Vote by Internet

- Go to **www.investorvote.com/NSP**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free **1-800-652-VOTE (8683)** within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all Nominees.

1. Election of Directors:

	For	Against	Abstain
01 - Timothy T. Clifford (Class I)	☐	☐	☐
02 - Michelle McKenna-Doyle (Class I)	☐	☐	☐
03 - Austin P. Young (Class I)	☐	☐	☐

The Board of Directors recommends a vote FOR the following:

	For	Against	Abstain
2. Advisory vote to approve the Company's executive compensation (“say on pay”)	☐	☐	☐

The Board of Directors recommends a vote FOR every 1 YEAR:

	1 Year	2 Years	3 Years	Abstain
3. Advisory vote on the frequency of holding the advisory vote on the Company’s executive compensation	☐	☐	☐	☐

The Board of Directors recommends a vote FOR the following:

The Board of Directors recommends a vote FOR the following:

	For	Against	Abstain
5. Approval of the Insperity, Inc. 2012 Incentive Plan, as amended and restated	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1 U P X

02LOKB

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Insperity®

Proxy — Insperity, Inc.

The undersigned hereby appoints Paul J. Sarvadi and Daniel D. Herink, or either of them, as the lawful agents and proxies of the undersigned (with all the powers the undersigned would possess if personally present, including full power of substitution), and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Insperity, Inc. held of record by the undersigned on April 24, 2017 at the Annual Meeting of Stockholders of Insperity, Inc., to be held at the Company's Corporate Headquarters, Centre I in the Auditorium, located at 19001 Crescent Springs Drive, Kingwood, Texas on June 16, 2017 at 10:00 a.m. (Houston, Texas time), or any reconvened meeting after an adjournment thereof.

It is understood that when properly executed, the proxy will be voted in the manner directed herein by the undersigned Stockholder. **Where no choice is specified by the stockholder, the proxy will be voted "FOR" the election of directors, FOR proposal 2, FOR an advisory vote to approve the Company's executive compensation every 1 YEAR, and FOR proposals 4 and 5 and in the discretion of the persons named herein on all other matters that may properly come before the annual meeting.**

To vote in accordance with the Board of Directors' recommendations, just sign and date; no boxes need to be checked.

(Continued and to be marked, dated and signed, on the other side.)

Insperity | 2017 Proxy Statement	65